UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

RPM INTERNATIONAL INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Frank C. Sullivan
Chairman and Chief Executive Officer

August 24, 2022

TO RPM INTERNATIONAL INC. STOCKHOLDERS:

I would like to extend a personal invitation for you to participate in this year’s Annual Meeting of RPM Stockholders, which will be held in a virtual meeting format on Thursday, October 6, 2022 at 2:00 p.m., Eastern Daylight Time.

At this year’s Annual Meeting, you will vote (i) on the election of four Directors, (ii) in a non-binding, advisory capacity, on a proposal to approve our executive compensation and (iii) on a proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the current fiscal year ending May 31, 2023. We also look forward to giving you a report on the first quarter, which ends on August 31, of our current fiscal year. As in the past, there will be a discussion of the Company’s business, during which time your questions and comments will be welcomed.

This year’s Annual Meeting will be held in virtual format through a live webcast. You will not be able to attend the Annual Meeting physically in person. You will be able to vote and submit questions by visiting www.virtualshareholdermeeting.com/RPM2022 and participating live in the webcast. A secure control number that will allow you to participate in the meeting electronically can be found on the enclosed proxy card.

All stockholders are cordially invited to participate in the Annual Meeting. Whether or not you plan to participate in the Annual Meeting virtually, the return of the enclosed Proxy as soon as possible would be greatly appreciated and will ensure that your shares will be represented at the Annual Meeting. If you do participate in the Annual Meeting virtually, you may, of course, withdraw your Proxy should you wish to vote during the Annual Meeting.

On behalf of the Directors and management of RPM, I would like to thank you for your continued support and confidence.

Sincerely yours,

FRANK C. SULLIVAN

2628 PEARL ROAD

MEDINA, OHIO 44258

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Notice is hereby given that the Annual Meeting of Stockholders of RPM International Inc. will be held on Thursday, October 6, 2022, at 2:00 p.m., Eastern Daylight Time, for the following purposes:

(1)	To elect four Directors to serve in Class I of the Board;

(2)	To hold a non-binding, advisory vote to approve the Company’s executive compensation;

(3)	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the current fiscal year ending May 31, 2023; and

(4)	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

This year’s Annual Meeting will be held in virtual format through a live webcast. Stockholders will not be able to attend the Annual Meeting physically in person. Stockholders will be able to vote and submit questions by visiting www.virtualshareholdermeeting.com/RPM2022 and participating live in the webcast. A secure control number that will allow you to participate in the meeting electronically can be found on the enclosed proxy card.

Holders of shares of Common Stock of record at the close of business on August 12, 2022 are entitled to receive notice of and to vote at the Annual Meeting.

By Order of the Board of Directors.

EDWARD W. MOORE
Secretary

August 24, 2022

Please fill in and sign the enclosed Proxy and return the Proxy in the envelope enclosed herewith.

2628 PEARL ROAD

MEDINA, OHIO 44258

PROXY STATEMENT

Mailed on or about August 24, 2022

Annual Meeting of Stockholders to be held on October 6, 2022

This Proxy Statement is furnished in connection with the solicitation of Proxies by the Board of Directors of RPM International Inc. (the “Company” or “RPM”) to be used at the Annual Meeting of Stockholders of the Company to be held on October 6, 2022, and any adjournment or postponement thereof. The time, place and purposes of the Annual Meeting are stated in the Notice of Annual Meeting of Stockholders which accompanies this Proxy Statement.

The accompanying Proxy is solicited by the Board of Directors of the Company. All validly executed Proxies received by the Board of Directors of the Company pursuant to this solicitation will be voted at the Annual Meeting, and the directions contained in such Proxies will be followed in each instance. If no directions are given, the Proxy will be voted (i) FOR the election of the four Director nominees listed on the Proxy, (ii) FOR Proposal Two relating to the advisory vote on executive compensation and (iii) FOR ratifying the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the current fiscal year ending May 31, 2023.

Any person giving a Proxy pursuant to this solicitation may revoke it. A stockholder, without affecting any vote previously taken, may revoke a Proxy by giving notice to the Company in writing, in open meeting or by a duly executed Proxy bearing a later date.

The expense of soliciting Proxies, including the cost of preparing, assembling and mailing the Notice, Proxy Statement and Proxy, will be borne by the Company. The Company may pay persons holding shares for others their expenses for sending proxy materials to their principals. In addition to solicitation of Proxies by mail, the Company’s Directors, officers and employees, without additional compensation, may solicit Proxies by telephone, electronic means and personal interview. Also, the Company has engaged a professional proxy solicitation firm, Innisfree M&A Incorporated (“Innisfree”), to assist it in soliciting proxies. The Company will pay a fee of approximately $15,000, plus expenses, to Innisfree for these services.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on October 6, 2022: Proxy materials for the Company’s Annual Meeting, including the 2022 Annual Report on Form 10-K and this Proxy Statement, are now available over the Internet by accessing the Investor Information section of our website at www.rpminc.com. To access the proxy materials over the Internet, go to www.rpminc.com. You also can obtain a printed copy of this Proxy Statement, free of charge, by writing to: RPM International Inc., c/o Secretary, 2628 Pearl Road, Medina, Ohio 44258.

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PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement and in the Company’s Annual Report on Form 10-K. For more complete information about these topics, please review the Company’s complete Proxy Statement and Annual Report on Form 10-K.

RPM International Inc.

RPM International Inc. owns subsidiaries that are world leaders in specialty coatings, sealants, building materials and related services. The Company operates across four reportable segments: consumer, construction products, performance coatings and specialty products. RPM has a diverse portfolio of market-leading brands, including Rust-Oleum, DAP, Zinsser, Varathane, Day-Glo, Legend Brands, Stonhard, Carboline, Tremco and Dryvit. From homes and workplaces to infrastructure and precious landmarks, RPM’s brands are trusted by consumers and professionals alike to help build a better world. The Company employs approximately 16,800 individuals worldwide.

The Company’s consolidated net sales, net income and diluted earnings per share for the fiscal year ended May 31, 2022 were as follows:

•	Consolidated net sales increased 9.8% to $6.71 billion in fiscal 2022 from $6.11 billion in fiscal 2021;

•	Net income attributable to RPM International Inc. stockholders decreased 8.2% to $491.5 million in fiscal 2022 from $506.2 million in fiscal 2021; and

•	Diluted earnings per share decreased 2.1% to $3.79 in fiscal 2022 from $3.87 in fiscal 2021.

Increased Cash Dividend Every Year for 48 Consecutive Years

On October 7, 2021, the Board of Directors increased the quarterly dividend on shares of the Company’s Common Stock to $0.40 per share, an increase of 5.3% from the prior year and the highest ever paid by the Company. With a 48-year track record of a continuously increasing cash dividend, the Company is in an elite category of less than one-half of one percent of all publicly traded U.S. companies to have increased the dividend for this period of time or longer, according to Dividend Radar. During this timeframe, the Company has returned approximately $2.8 billion in cash dividends to its stockholders.

MAP to Growth Operating Improvement Plan Generates $320 Million in Annualized Cost Savings and Leads to MAP 2025

At the end of fiscal 2021, the Company brought its Margin Acceleration Plan (“MAP”) to Growth operating improvement program to a successful conclusion, generating $320 million in annualized cost savings and exceeding the Company’s original target for annualized cost savings by $30 million. With the data and experience gained from MAP to Growth, the Company is working on further opportunities for improvement and is developing a new Margin Achievement Plan, MAP 2025. Highlights of MAP 2025 are $8.5 billion in revenue, 42% gross margin, and 16% adjusted EBIT margin. The Company plans to provide details of MAP 2025 in the coming months.

Corporate Transactions

The Company acquired the following product lines and facilities during fiscal 2022:

•

In June 2021, we acquired the assets of Dudick Inc., a provider of high-performance coatings, flooring systems and tank linings. Dudick is headquartered in Streetsboro, Ohio, and has annual net sales of approximately $10 million.

•

In August 2021, we acquired Pure Air Control Services, Inc., a provider of indoor air quality solutions. Pure Air is headquartered in Clearwater, Florida, and has annual net sales of approximately $10 million.

•	In September 2021, we purchased a 178,000-square-foot manufacturing facility in Corsicana, Texas from ChampionX Corporation.

•

In September 2021, our subsidiary Tremco Construction Products Group, Inc. acquired T n D of Pittsburgh, Inc. (“T n D”), a waterproofing installation company servicing Pittsburgh and surrounding markets. T n D is headquartered in Monroeville, Pennsylvania, and has annual net sales of approximately $1.2 million.

•

In November 2021, our subsidiary The Euclid Chemical Company (“Euclid”) acquired the assets of J.W. Brett, Inc. (dba Brett Admixtures), which has exclusively manufactured and commercially promoted Euclid’s solutions since 1998. J.W. Brett is headquartered in Albertville, Minnesota.

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PROXY STATEMENT SUMMARY (CONTINUED)

•

In November 2021, our subsidiary RPM Wood Finishes Group, Inc. (now RPM Industrial Coatings Group, Inc.) acquired Wood Repair Products, Inc. (“Wood Repair Products”), an independent distributor of Mohawk finishing products. Wood Repair Products is headquartered in Orange, California, and has annual net sales of approximately $3.1 million.

•

In February 2022, our subsidiary Tremco Incorporated acquired a division of The Lutz Company, an independent distributor of Dryvit’s Exterior Insulation Finishing System (“EIFS”), plaster, stucco and drywall construction materials as well as a manufacturer/fabricator of EIFS panels, headquartered in Brooklyn Park, Minnesota with annual net sales of approximately $1.2 million.

•	In April 2022, Euclid acquired Chryso North America’s cement grinding aids and additives.

Stock Repurchase Program

On January 8, 2008, the Board of Directors authorized a stock repurchase program under which the Company may repurchase shares of its Common Stock at management’s discretion. As announced on November 28, 2018, the Company set a goal of returning $1.0 billion in capital to its stockholders by May 31, 2021 through share repurchases. On April 16, 2019, after taking into account share repurchases under the Company’s existing stock repurchase program to date, the Board of Directors authorized the repurchase of the remaining $600.0 million in value of Common Stock by May 31, 2021.

The Company temporarily suspended its stock repurchase program given the macroeconomic uncertainty resulting from the Covid-19 pandemic, but in January 2021 the Board of Directors authorized the resumption of stock repurchases. At the time of resuming the program, $469.7 million in value of Common Stock remained available for repurchase, and the Board of Directors extended the stock repurchase program beyond its original May 31, 2021 expiration date until such time as that remaining $469.7 million has been returned to the Company’s stockholders.

The Company may repurchase shares from time to time in the open market or in private transactions at various times and in amounts and for prices that management deems appropriate, subject to insider trading rules and other securities law restrictions. The timing of purchases will depend upon prevailing market conditions, alternative uses of capital and other factors. The Company may limit or terminate the repurchase program at any time.

During the fiscal year ended May 31, 2022, the Company repurchased 601,155 shares of Common Stock under this program at a cost of approximately $52.5 million, or an average cost of $87.33 per share. During the fiscal year ended May 31, 2021, the Company repurchased 594,061 shares of Common Stock under this program at a cost of approximately $50.0 million, or an average cost of $84.09 per share. During the fiscal year ended May 31, 2020, the Company repurchased 2,041,847 shares of Common Stock under this program at a cost of approximately $125.0 million, or an average cost of $61.22 per share. During the fiscal year ended May 31, 2019, the Company repurchased 3,286,907 shares of Common Stock under this program at a cost of approximately $200.2 million, or an average cost of $60.92 per share.

Adoption of Rooney Rule

In fiscal 2020, the Governance and Nominating Committee of the Board of Directors adopted the “Rooney Rule” under which the Governance and Nominating Committee set forth in its Charter its commitment to include, for the purposes of filling any vacancies on the Board of Directors, qualified candidates who reflect diverse backgrounds, including diversity of gender and ethnicity, in each search for new Directors.

Issuance of Sustainability Report – Building a Better World

In August 2022, the Company issued its latest Sustainability Report, referred to as the Building a Better World Report. Building a Better World is the Company’s ongoing commitment to building a sustainable future across three pillars: Our Products, Our People and Our Processes. This commitment is supported by a foundation of corporate governance and ethical practices that emphasize the Company’s core values of transparency, trust and respect. In addition to providing information about the Company’s products, people and processes, the Building a Better World Report identifies the following sustainability goals for 2025 (using 2021 data as the baseline):

•	Reduce Scope 1 and Scope 2 greenhouse gas emissions from the Company’s facilities by 20% per ton of production;

•	Reduce energy consumed in the Company’s facilities by 10%;

•	Reduce waste-to-landfill from the Company’s facilities by 10%;

•	Increase recycling at the Company’s facilities by 20%; and

•	Identify and implement additional opportunities for water reuse and conservation.

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PROXY STATEMENT SUMMARY (CONTINUED)

Further, the Building a Better World Report includes EEO-1 data for 2021, 2020 and 2019, as well as a description of the Company’s comprehensive materiality assessment of environmental, social and governance (“ESG”) topics and disclosure indices that adhere to Global Reporting Initiative (“GRI”), Sustainability Accounting Standards Board (“SASB”) and Task Force on Climate-Related Financial Disclosures (“TCFD”) Standards. For more information, see the Company’s Building a Better World Report at https://www.rpminc.com/sustainability.

Building a Better World Oversight Committee

The Company’s Building a Better World Oversight Committee supports the Company’s on-going commitment, consistent with the Company’s code of conduct set forth in The Values & Expectations of 168, to responsibly serve the Company’s associates, customers and stockholders on matters relating to the environment, health and safety, corporate social responsibility, corporate governance, sustainability, and other public policy trends, issues and concerns. A cross-functional committee chaired by the Company’s Vice President – Compliance and Sustainability, and Associate General Counsel, the Building a Better World Oversight Committee’s duties and responsibilities include:

•	Overseeing the publication of the Company’s Sustainability Report;

•

Determining which ESG risks and opportunities are of strategic significance to the Company, and recommending policies, practices and disclosures relating to same to the Chief Executive Officer and the Board of Directors;

•	Reporting to the Governance and Nominating Committee of the Board of Directors concerning ESG matters on a regular basis; and

•	Developing a framework to monitor the Company’s compliance with ESG matters.

Sustainability

Many of the Company’s products, services and processes drive sustainability by helping its customers minimize their environmental footprint. Energy efficiency, reduced landfill waste, renewable resource use, recycling and reuse, greener chemistry, waste management, waste stewardship and greenhouse gas emissions reductions are among the Company’s diverse sustainability initiatives that continue to earn the trust of its customers and stakeholders. Examples at the Company’s businesses include:

•

Stonhard’s Packaging Reduces End-User Waste by 99% – Stonhard uses fill and seal packaging instead of rigid metal packaging, reducing jobsite waste from cubic yards to cubic feet, enabling near-complete use of the product and reducing product contamination in the waste and recycling stream.

•	Rust-Oleum Converted Approximately Six Million Cans to Post-Consumer Recycled Cans in 2021 – Packaging optimization simplifies the recycling process and should result in less waste downstream.

•

DAP Reformulated Two-Component Foam Products to Incorporate a New Environmentally-Friendly Liquid Blowing Agent – DAP’s building insulating foam is 99.9% lower in hydrofluorocarbons than comparable industry products while making buildings more energy efficient by sealing leaks and adding insulation.

•

Kop-Coat and AGPRO Produce Adjuvants that Increase Crop Yields and Can Help Reduce the Use of Pesticides by 25% to 50% – The bio-based formulas are being used to help reforestation efforts in the western U.S. by growing young trees and expanding carbon sequestration projects.

•

Day-Glo’s ECO Pigment Line Upcycles Waste from Plastic Containers – Approximately 200 metric tons of post-industrial polyethylene terephthalate (“PET”), a waste product left over from the production of plastic containers such as soda and salad dressing bottles, has been saved from the landfill and reused in Day-Glo’s ECO Pigment line.

•

Tremco CPG Korea Reduced Silicone Sealant Waste by Approximately 97,000 Pounds in 2021 – Tremco CPG Korea partners upstream and downstream with suppliers and industrial customers to reuse and recycle materials.

Human Capital Management

The Company fosters an environment that supports its associates as individuals and helps them thrive, incorporating sustainable best practices in professional development, benefits, health and safety, and community involvement.

•

The Company’s Building a Better World Engaged People Subcommittee addresses key issues affecting the Company’s workforce, including diversity, equity and inclusion (“DEI”). Chaired by the Company’s Vice President – Corporate Benefits and Risk Management and composed of senior corporate leaders and representatives from each of the Company’s operating

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PROXY STATEMENT SUMMARY (CONTINUED)

groups, it develops and implements programs and suggests operational improvement measures to the Building a Better World Oversight Committee and the Board of Directors. For example, as a result of the Engaged People Subcommittee’s work, the Company has partnered with a job posting aggregator focused on connecting all U.S. businesses with diverse candidates, including veterans, women, people of color and individuals with disabilities.

•

Developing internal talent is critical to the Company’s long-term success. The Company’s Global Organizational Leadership Development (“GOLD”) Team is charged with creating a leadership-led learning culture across the Company. The GOLD Team has developed several training programs to support talent development, including Leaders of the Future, RPM University, U.S. Army War College Strategic Leader Staff Rides and partnering with the Center for Creative Leadership. Since the inception of these programs, the Company has seen many participants advance their careers, and the retention of participants has been greater than 85%.

•

The Company has long understood that to attract and retain top talent, and to share the benefits of a successful business, it must maintain a premium benefits program for its associates. For U.S. associates, the Company offers an attractive benefits package, including defined benefit pension plans, medical, telehealth, tuition reimbursement and an employer-matched 401(k). The Company also offers an Employee Assistance Program (“EAP”) which focuses on behavioral health and also provides resources for financial and legal matters. Mental health support can be obtained both through the EAP and telehealth, which has been beneficial to the Company’s associates during the Covid pandemic. The Company offers similar ancillary benefits to its Canadian associates, and employees of the Company’s other foreign subsidiaries receive benefits coverage, to the extent deemed appropriate, through plans that meet local requirements.

•

The Company follows many best practices to ensure its associates come to work feeling empowered to safely perform their jobs. As part of its environmental management system, the Company continuously educates and trains its associates to institutionalize health and safety values, sets and monitors health and safety objectives, conducts regular risk assessments and processes hazard and root cause analyses, and actively enforces accident prevention and reporting policies.

Corporate Governance

The Company is committed to meeting high standards of ethical behavior, corporate governance and business conduct. This commitment has led the Company to implement the following practices:

•

Board Independence – twelve of the thirteen current Directors are independent under the Company’s Corporate Governance Guidelines and NYSE listing standards. All members of the Audit Committee, the Compensation Committee and the Governance and Nominating Committee are independent.

•	Independent Directors Meetings – independent Directors meet in executive sessions each year in January, April and July, without management present.

•	Lead Director – one independent Director serves as Lead Director.

•

Majority Voting for Directors – in an uncontested election, any nominee for Director who receives more votes “withheld” from his or her election than votes “for” such election is expected to tender his or her resignation for prompt consideration by the Governance and Nominating Committee and by the Board of Directors.

•

Director Tenure – the average tenure of our independent Directors will have decreased by more than half from 16.5 years for each independent Director in 2011 to 8.0 years as of the date of the Annual Meeting, and seven of our current independent Directors have joined the Board of Directors since 2015.

•

Stock Ownership Guidelines for Directors and Executive Officers – the Company adopted stock ownership guidelines for Directors and executive officers in July 2012, and the Company increased the stock ownership guidelines for Directors in July 2014. Each of the Directors and executive officers satisfies the stock ownership guidelines or is within the grace period provided by the stock ownership guidelines to achieve compliance.

•

Annual Board and Chief Executive Officer Self-Evaluations – each year, the Governance and Nominating Committee of the Board of Directors administers self-evaluations of the Board of Directors and its committees, and the Compensation Committee of the Board of Directors administers an evaluation of the Chief Executive Officer.

•	Hedging Transactions Prohibited – the Company’s insider trading policy prohibits short sales and hedging transactions of shares of the Company’s Common Stock by Directors, officers and employees.

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PROXY STATEMENT SUMMARY (CONTINUED)

•

Pledging Prohibited – the Company’s insider trading policy was amended in fiscal 2017 to provide that, effective as of June 1, 2017, pledging of shares of the Company’s Common Stock by Directors, officers and employees is prohibited, subject to limited exceptions.

•	Performance-Based Compensation – the Company relies heavily on performance-based compensation for executive officers, including awards of performance-based restricted stock.

•

Double-Trigger Vesting Provisions – the Amended and Restated RPM International Inc. 2014 Omnibus Equity and Incentive Plan (the “2014 Omnibus Plan”) provides double-trigger vesting provisions for long-term equity awards.

•

Clawback Policy – the Company’s Clawback Policy provides that the Board of Directors may require reimbursement of certain bonuses or incentive compensation awarded to an executive officer if, as the result of that executive officer’s misconduct, the Company is required to restate all or a portion of its financial statements.

•

Chief Executive Officer Succession Planning – the Company’s succession plan, which the Board of Directors reviews annually, addresses both an unexpected loss of the Chief Executive Officer as well as longer-term succession.

•

The Values & Expectations of 168 – the Company’s code of business conduct and ethics, entitled “The Values & Expectations of 168,” emphasizes individual responsibility and accountability, encourages reporting and dialogue about ethics concerns, and focuses on the Company’s values of transparency, trust and respect.

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Statement of Governance Policy – the Board of Directors adopted our Statement of Governance Policy in 2016, which recognizes that conducting our business in conformity with The Values & Expectations of 168 is essential to advancing our fundamental objective of building long-term stockholder value.

See also “Information Regarding Meetings and Committees of the Board of Directors” at page 20 for further information on the Company’s governance practices. Additional information about our majority voting policy appears under the caption “Voting Rights” on page 10.

RPM INTERNATIONAL INC.

STATEMENT OF GOVERNANCE POLICY

RPM International’s fundamental objective is to build long-term stockholder value by profitably growing our businesses and consistently delivering strong financial performance. We think that our ability to generate value for our stockholders is inextricably linked to our ability to provide value to our principal stakeholders, including our customers and associates.

•	We must continue to earn the ongoing commitment and trust of our stockholders by delivering the solid returns expected by them from an investment in RPM.

•	We must continue to offer our customers innovative, high-quality products and services at competitive prices.

•

We must attract and retain high-quality associates at every level of our organization, provide them with the tools they need to do their jobs, and compensate them in such a way as to closely align their interests with our long-term success.

•

We must conduct our business in conformity with The Values & Expectations of 168, which encompass complying with all legal and ethical standards, and working to be exemplary corporate citizens of the communities in which we work.

We do not focus narrowly on efforts to maximize the short-term price of our stock, and think that such an approach is fundamentally misguided. Instead, we believe that emphasizing consistent value creation in our businesses will maximize the long-term value of our stockholders’ investment.

In short, we manage our businesses to create wealth for our stockholders. Creating value for our other stakeholders is how we have achieved, and will continue to achieve, that objective.

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PROXY STATEMENT SUMMARY (CONTINUED)

Experience, Qualifications, Attributes, Skills and Diversity of Directors

The Board of Directors believes that all the Company’s Directors are highly qualified and have specific employment and leadership experiences, qualifications, and skills that qualify them for service on the Board of Directors. The specific experiences, qualifications and skills that the Board of Directors considered in determining that each such person should serve as a Director are included in their individual biographies and also summarized in the following table:

Director Qualifications and Experience
Adherence to The Values & Expectations of 168 Understands and adheres to the code of conduct set forth in The Values & Expectations of 168	●	●	●	●	●	●	●	●	●	●	●	●
Leadership and Operating Experience Significant leadership and operating experience	●	●	●	●	●	●	●	●	●	●	●	●
Independence Satisfies the independence requirements of the NYSE and the SEC	●	●	●	●	●	●	●	●	●	●	●
Finance Experience Possesses the background, knowledge, and experience to provide the Company with valuable insight in overseeing the Company’s finances	●	●	●	●	●	●	●			●	●	●
Public Company Board and Corporate Governance Experience Experience serving on the boards of other publicly traded companies	●	●	●	●	●		●	●	●	●		●
Environmental, Social and Governance Experience Knowledge of and experience with ESG initiatives	●	●	●	●	●	●	●	●	●	●	●	●
Knowledge of the Company Experience with the Company for a period in excess of ten years			●					●		●		●
Diversity Contributes to the Board in a way that enhances perspectives through diversity in gender, ethnicity, race and cultural and other backgrounds				●		●		●	●		●
Merger and Acquisition Experience Possesses experience or insight related to mergers and acquisitions	●	●	●	●	●	●	●	●		●	●	●
Cybersecurity Experience Knowledge of and experience with cybersecurity matters	●					●			●			●

New Directors since 2015	Gender Diversity	Racial/Ethnic Diversity	Average Tenure	Independence
7	4 of 12 Directors* are women	1 of 12 Directors* is racially or ethnically diverse	8.0 years for independent Directors*	11 of 12 Directors* are independent

*	Upon David A. Daberko’s retirement at the Annual Meeting, the authorized number of Directors will be fixed at twelve. Mr. Daberko is not included in the statistics shown above.

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PROXY STATEMENT SUMMARY (CONTINUED)

Enterprise-Wide Risk Oversight

The Board of Directors, assisted by its committees, oversees management’s enterprise-wide risk management activities. Risk management activities include assessing and taking actions necessary to manage risk incurred in connection with the long-term strategic direction and operation of the Company’s business. See “Information Regarding Meetings and Committees of the Board of Directors – Role in Risk Oversight” for further information.

Executive Compensation

The Company’s executive compensation program utilizes a mix of base salary, annual and long-term cash incentives, equity awards and standard benefits to attract and retain highly qualified executives and maintain a strong relationship between executive pay and Company performance. Ninety-three percent (93%) of the votes cast on the “say-on-pay” proposal last year were voted in support of the compensation of our named executive officers set forth in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables and narratives in last year’s Proxy Statement. The Compensation Committee will continue to consider results from future stockholder advisory votes, as well as input from its stockholders between meetings, in its ongoing evaluation of the Company’s executive compensation programs and practices.

Overall Compensation Program Principles

Pay for performance – The Company’s general compensation philosophy is performance-based in that the Company’s executive officers should be well compensated for achieving strong operating and financial results. The Company engages in a rigorous process intended to provide its executive officers a fair level of compensation that reflects the Company’s positive operating financial results, the relative skills and experience of the individuals involved, peer group compensation levels and other similar benchmarks.

Compensation weighted toward at-risk pay – The mix of compensation of the Company’s named executive officers is weighted toward at-risk pay (consisting of cash and equity compensation). Maintaining this pay mix results in a pay-for-performance orientation, which aligns to the Company’s compensation philosophy of paying total direct compensation that is competitive with peer group levels based on relative company performance. For fiscal 2022, 56% of the amounts of the principal compensation components for our named executive officers in the aggregate was variable and tied to our performance.

Compensation Benchmark Study – In 2022, the Compensation Committee retained the professional consulting firm of Willis Towers Watson to conduct an executive compensation benchmark study. Based on its analysis and findings, Willis Towers Watson concluded that our Chief Executive Officer’s actual total direct compensation was slightly higher than the 50th percentile with a large portion of compensation due to performance-based equity. Overall, our named executive officers’ salaries and total target cash compensation are generally at or below the market median, and their long-term incentives and total direct compensation are generally at or above the market median.

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PROXY STATEMENT SUMMARY (CONTINUED)

Summary of Compensation Paid to Frank C. Sullivan, the Company’s Chief Executive Officer, in Fiscal 2022

•	Base salary – $995,000, which was the same as his fiscal 2021 and fiscal 2020 base salary.

•	Annual cash incentive compensation – Annual cash incentive compensation of $995,000, which was $585,000 less than his fiscal 2021 annual cash incentive compensation.

•

Equity compensation – Stock appreciation rights (“SARs”) with 200,000 shares of Common Stock underlying the award and 1,732 shares of supplemental executive retirement plan (“SERP”) restricted stock. Frank C. Sullivan did not receive any Performance Earned Restricted Stock (“PERS”) for fiscal 2022.

•	Other compensation – Matching contribution of $12,200 under the Company’s 401(k); automobile allowance of $26,914; and life insurance premiums of $167,586.

Stockholder Actions

Proposal One – Election of Directors (see pages 13–19)

The Board of Directors has nominated four candidates for election to serve in Class I of the Board. The Board recommends that stockholders vote FOR the election of each nominee.

Proposal Two – Advisory Vote to Approve the Company’s Executive Compensation (see pages 26–29)

The Board of Directors is seeking an advisory vote to approve the Company’s executive compensation. Before considering this proposal, please read the Compensation Discussion and Analysis in this Proxy Statement, which explains the Compensation Committee’s compensation decisions and how the Company’s executive compensation program aligns the interests of the executive officers with those of the Company’s stockholders. Although the vote is advisory and is not binding on the Board of Directors, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation decisions. The Board recommends that stockholders vote FOR the approval of the Company’s executive compensation.

Proposal Three – Ratification of Appointment of Independent Registered Public Accounting Firm (see page 61)

The Audit Committee has appointed Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the current fiscal year ending May 31, 2023. The Board of Directors is seeking stockholder ratification of this appointment. The Board recommends that stockholders vote FOR ratification of the selection of Deloitte & Touche LLP.

VIRTUAL ANNUAL MEETING INFORMATION

This year, the Company will be hosting a virtual Annual Meeting. Stockholders will be able to participate in the Annual Meeting online, in virtual meeting format only, via live webcast. Provided below is the summary of the information that you will need to participate in the Annual Meeting:

•	Stockholders can participate in the Annual Meeting online, in virtual meeting format only, via live webcast over the Internet at www.virtualshareholdermeeting.com/RPM2022.

•	You will need your unique control number, which is provided on your proxy card, to vote and submit questions during the Annual Meeting webcast.

•	The webcast of the Annual Meeting will begin at 2:00 p.m., Eastern Daylight Time.

•	Instructions as to how to participate via the Internet, including how to verify stock ownership, are available at www.virtualshareholdermeeting.com/RPM2022.

•	If you have questions regarding how vote your shares of Common Stock, you may call Innisfree M&A Incorporated, at (877) 750-2689 (Toll Free).

•	Replay of the Annual Meeting webcast will be available until October 5, 2023.

9

VOTING RIGHTS

The record date for determination of stockholders entitled to vote at the Annual Meeting was the close of business on August 12, 2022 (the “Record Date”). On that date, the Company had 129,037,073 shares of Common Stock, par value $0.01 per share (the “Common Stock”), outstanding and entitled to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote.

At the Annual Meeting, in accordance with the General Corporation Law of the State of Delaware and the Company’s Amended and Restated By-Laws (the “By-Laws”), the inspectors of election appointed by the Board of Directors for the Annual Meeting will determine the presence of a quorum and will tabulate the results of stockholder voting. As provided by the General Corporation Law of the State of Delaware and the By-Laws, holders of shares entitling them to exercise a majority of the voting power of the Company, present in person or by proxy at the Annual Meeting, will constitute a quorum for such meeting. Under applicable Delaware law, if a broker returns a Proxy and has not voted on a certain proposal (generally referred to as a “broker non-vote”), such broker non-votes will count for purposes of determining a quorum. The shares represented at the Annual Meeting by Proxies which are marked “withheld” with respect to the election of Directors will be counted as shares present for the purpose of determining whether a quorum is present.

Under the rules of the New York Stock Exchange, if you are the beneficial owner of shares held in street name and do not provide the bank, broker or other intermediary that holds your shares with specific voting instructions, that bank, broker or other intermediary may generally vote on routine matters but cannot vote on non-routine matters. Proposals One and Two are considered non-routine matters. Unless you instruct the bank, broker or other intermediary that holds your shares to vote on Proposals One and Two, no votes will be cast on your behalf with respect to those proposals. Therefore, it is important that you instruct the bank, broker or other intermediary to cast your vote if you want it to count on Proposals One and Two. Proposal Three is considered a routine matter and, therefore, broker non-votes are not expected to exist on Proposal Three.

For Proposal One, nominees for election as Directors who receive the greatest number of votes will be elected Directors. The General Corporation Law of the State of Delaware provides that stockholders cannot elect Directors by cumulative voting unless a company’s certificate of incorporation so provides. The Company’s Amended and Restated Certificate of Incorporation (the “Certificate”) does not provide for cumulative voting.

Our Corporate Governance Guidelines include a majority voting policy, which sets forth our procedures if a Director-nominee is elected but receives a majority of “withheld” votes. In an uncontested election, the Board of Directors expects any nominee for Director who receives a greater number of votes “withheld” from his or her election than votes “for” such election to tender his or her resignation following certification of the stockholder vote. The Board of Directors shall fill Board vacancies and shall nominate for election or re-election as Director only candidates who agree to tender their resignations in such circumstances. The Governance and Nominating Committee will act on an expedited basis to determine whether to accept a Director’s resignation tendered in accordance with the policy and will make recommendations to the Board of Directors for its prompt consideration with respect to any such letter of resignation. For the full details of our majority voting policy, which is part of our Corporate Governance Guidelines, please see our Corporate Governance Guidelines on our website at www.rpminc.com.

Proposals Two and Three will be decided by the vote of the holders of a majority of the shares entitled to vote thereon present in person or by proxy at the Annual Meeting. In voting for Proposals Two and Three, votes may be cast in favor, against or abstained. Abstentions will count as present for purposes of the items on which the abstention is noted and will have the effect of a vote against the proposal. Broker non-votes, however, are not counted as present for purposes of determining whether a proposal has been approved and will have no effect on the outcome of such proposal.

Pursuant to the By-Laws, any other matters brought before the Annual Meeting will be decided, unless otherwise provided by law or by the Certificate, by the vote of the holders of a majority of the shares entitled to vote thereon present in person or by proxy at the Annual Meeting. In voting on such other matters, votes may be cast in favor, against or abstained. Abstentions will count as present for purposes of the items on which the abstention is noted and will have the effect of a vote against any such matter. Broker non-votes, however, are not counted as present for purposes of determining whether any such matter has been approved and will have no effect on the outcome of such matter.

If you have any questions or need any assistance in voting your shares of Common Stock, please contact the Company’s proxy solicitor:

Innisfree M&A Incorporated

(877) 750-2689 (Toll Free)

10

STOCK OWNERSHIP OF PRINCIPAL HOLDERS AND MANAGEMENT

The following table sets forth the beneficial ownership of shares of Common Stock as of May 31, 2022, unless otherwise indicated, by (i) each person or group known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each Director and nominee for election as a Director of the Company, (iii) each executive officer named in the Executive Compensation tables in this Proxy Statement and (iv) all Directors and executive officers as a group. All information with respect to beneficial ownership of Directors, Director nominees and executive officers has been furnished by the respective Director, nominee for election as a Director, or executive officer, as the case may be. Unless otherwise indicated below, each person named below has sole voting and investment power with respect to the number of shares set forth opposite his or her name. The address of each Director nominee, Director and executive officer is 2628 Pearl Road, Medina, Ohio 44258.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned(1)	Percentage of Shares of Common Stock(1)
The Vanguard Group(2)	13,436,537	10.4
Aristotle Capital Management, LLC(3)	11,602,261	9.0
BlackRock, Inc.(4)	11,513,070	8.9
T. Rowe Price Associates, Inc.(5)	9,199,681	7.1
Kirkland B. Andrews(6)	8,927	*
John M. Ballbach(7)	16,728	*
Bruce A. Carbonari(8)	39,657	*
David A. Daberko(9)	20,812	*
Jenniffer D. Deckard(10)	12,115	*
Salvatore D. Fazzolari(11)	16,750	*
Russell L. Gordon(12)	197,823	0.2
Janeen B. Kastner(13)	148,885	0.1
Timothy R. Kinser(14)	16,671	*
Julie A. Lagacy(15)	8,484	*
Robert A. Livingston(16)	13,484	*
Edward W. Moore(17)	58,870	*
Frederick R. Nance(18)	11,649	*
Ellen M. Pawlikowski(19)	0	*
Frank C. Sullivan(20)	1,453,167	1.1
Michael H. Sullivan(21)	8,701	*
William B. Summers, Jr.(22)	43,458	*
Elizabeth F. Whited(23)	600	*
All Directors and executive officers as a group (twenty persons including the Directors, Director nominees and executive officers named above)(24)	2,024,378	1.6

*	Less than 0.1%.

(1)

In accordance with Securities and Exchange Commission (“Commission”) rules, each beneficial owner’s holdings have been calculated assuming full exercise of outstanding stock-settled appreciation rights covering Common Stock, if any, exercisable by such owner within 60 days after May 31, 2022, but no exercise of outstanding stock-settled appreciation rights covering Common Stock held by any other person.

(2)

According to an amended Schedule 13G filed with the Commission on February 10, 2022, The Vanguard Group (“Vanguard”), as of December 31, 2021, has shared voting power over 97,894 shares of Common Stock, sole dispositive power over 13,248,398 shares of Common Stock, and shared dispositive power over 188,139 shares of Common Stock shown in the table above. Vanguard is located at 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(3)

According to an amended Schedule 13G filed with the Commission on February 14, 2022, Aristotle Capital Management, LLC (“Aristotle”), as of December 31, 2021, has sole voting power over 10,393,226 shares of Common Stock, and sole dispositive power over the 11,602,261 shares of Common Stock shown in the table above. Aristotle is located at 11100 Santa Monica Blvd., Suite 1700, Los Angeles, California 90025.

11

STOCK OWNERSHIP OF PRINCIPAL HOLDERS AND MANAGEMENT (CONTINUED)

(4)

According to an amended Schedule 13G filed with the Commission on February 1, 2022, BlackRock, Inc., together with its subsidiaries BlackRock Life Limited, BlackRock Advisors, LLC, Aperio Group, LLC, BlackRock (Netherlands) B.V., BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Japan Co., Ltd., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Ltd., BlackRock Asset Management Canada Limited, BlackRock (Luxembourg) S.A., BlackRock Investment Management (Australia) Limited, BlackRock Advisors (UK) Limited, BlackRock Fund Advisors, BlackRock Asset Management North Asia Limited, BlackRock (Singapore) Limited and BlackRock Fund Managers Ltd (together, “BlackRock”), as of December 31, 2021, has sole voting power over 10,871,156 shares of Common Stock, and sole dispositive power over the 11,513,070 shares of Common Stock shown in the table above. BlackRock is located at 55 East 52nd Street, New York, New York 10055.

(5)

According to an amended Schedule 13G filed with the Commission on February 14, 2022, T. Rowe Price Associates, Inc., as of December 31, 2021, has sole voting power over 3,406,257 shares of Common Stock, and sole dispositive power over the 9,199,681 shares of Common Stock shown in the table above. T. Rowe Price Associates, Inc. is located at 100 E. Pratt Street, Baltimore, Maryland 21202.

(6)	Mr. Andrews is a Director of the Company.

(7)	Mr. Ballbach is a Director of the Company.

(8)	Mr. Carbonari is a Director of the Company.

(9)	Mr. Daberko is a Director of the Company.

(10)	Ms. Deckard is a Director of the Company.

(11)	Mr. Fazzolari is a Director of the Company.

(12)

Mr. Gordon is an executive officer of the Company. His ownership is comprised of 111,591 shares of Common Stock which he owns directly and 86,232 shares of Common Stock issuable under stock-settled stock appreciation rights currently exercisable or exercisable within 60 days of May 31, 2022.

(13)

Ms. Kastner is an executive officer of the Company. Her ownership is comprised of 94,913 shares of Common Stock which she owns directly, 52,928 shares of Common Stock issuable under stock-settled stock appreciation rights currently exercisable or exercisable within 60 days of May 31, 2022, and approximately 1,044 shares of Common Stock held by Fidelity Management Trust Company, as trustee of the RPM International Inc. 401(k) Plan, which represents Ms. Kastner’s approximate percentage ownership of the total shares of Common Stock held in the RPM International Inc. 401(k) Plan as of May 31, 2022.

(14)	Mr. Kinser is an executive officer of the Company. His ownership is comprised of 16,671 shares of Common Stock which he owns directly.

(15)	Ms. Lagacy is a Director of the Company.

(16)	Mr. Livingston is a Director of the Company.

(17)

Mr. Moore is an executive officer of the Company. His ownership is comprised of 54,395 shares of Common Stock which he owns directly and 4,475 shares of Common Stock issuable under stock-settled stock appreciation rights currently exercisable or exercisable within 60 days of May 31, 2022.

(18)

Mr. Nance is a Director of the Company. Of the amount of shares of Common Stock shown for Mr. Nance in the table above, 3,077 shares of Common Stock were pledged prior to the Company amending its insider trading policy in fiscal 2017 to prohibit such practice, with limited exceptions.

(19)	Gen. Pawlikowski is a Director of the Company.

(20)

Frank C. Sullivan is a Director and an executive officer of the Company. Frank C. Sullivan’s ownership is comprised of 1,056,618 shares of Common Stock which he owns directly, 3,000 shares of Common Stock which he holds as custodian for his son, 374,619 shares of Common Stock issuable under stock-settled stock appreciation rights currently exercisable or exercisable within 60 days of May 31, 2022, 15,000 shares of Common Stock held by a limited liability company of which Frank C. Sullivan is one-fifth owner and a managing member, 9,600 shares of Common Stock held in a trust for the benefit of Frank C. Sullivan, and approximately 4,880 shares of Common Stock held by Fidelity Management Trust Company, as trustee of the RPM International Inc. 401(k) Plan, which represents Frank C. Sullivan’s approximate percentage ownership of the total shares of Common Stock held in the RPM International Inc. 401(k) Plan as of May 31, 2022. Ownership of the shares of Common Stock held as custodian for his son and those held in a trust for the benefit of his son is attributed to Frank C. Sullivan pursuant to Commission rules.

(21)

Michael H. Sullivan retired as an executive officer of the Company effective as of October 15, 2021. His ownership includes 2,447 shares of Common Stock issuable under stock-settled stock appreciation rights currently exercisable.

(22)	Mr. Summers is a Director of the Company.

(23)	Ms. Whited is a Director of the Company.

(24)

The number of shares of Common Stock shown as beneficially owned by the Directors, Director nominees and executive officers as a group on May 31, 2022 includes approximately 5,924 shares of Common Stock held by Fidelity Management Trust Company, as trustee of the RPM International Inc. 401(k) Plan, which represents the group’s approximate percentage ownership of the total shares of Common Stock held in the RPM International Inc. 401(k) Plan as of May 31, 2022.

12

PROPOSAL ONE

ELECTION OF DIRECTORS

The authorized number of Directors of the Company presently is fixed at 13, with the Board of Directors divided into three Classes. Currently, Class I has five Directors and each of Class II and Class III has four Directors. The term of office of one Class of Directors expires each year, and at each Annual Meeting of Stockholders the successors to the Directors of the Class whose term is expiring at that time are elected to hold office for a term of three years.

David A. Daberko, a Director in Class I, will retire as a Director effective as of the expiration of his term at this year’s Annual Meeting and after 15 years of service on the Board of Directors. Upon Mr. Daberko’s retirement, the authorized number of Directors of the Company will be fixed at twelve.

The term of office of the persons elected Directors in Class I at this year’s Annual Meeting will expire at the time of the Annual Meeting held in 2025. Each Director in Class I will serve until the expiration of such Director’s term or until his or her successor shall have been duly elected. The Board of Directors’ nominees for election as Directors in Class I are Kirkland B. Andrews, Ellen M. Pawlikowski, Frank C. Sullivan and Elizabeth F. Whited. Gen. Pawlikowski, Ms. Whited and Messrs. Andrews and Frank C. Sullivan currently serve as Directors in Class I.

Our Board of Directors unanimously recommends a vote FOR each of the nominees for Director named in this Proxy Statement for election to the Board of Directors.

The Proxy holders named in the accompanying Proxy or their substitutes will vote such Proxy at the Annual Meeting or any adjournment or postponement thereof for the election as Directors of the four nominees unless the stockholder instructs, by marking the appropriate space on the Proxy, that authority to vote is withheld. If any nominee should become unavailable for election (which contingency is not now contemplated or foreseen), it is intended that the shares represented by the Proxy will be voted for such substitute nominee as may be named by the Board of Directors. In no event will the accompanying Proxy be voted for more than four nominees or for persons other than those named below and any such substitute nominee for any of them.

13

PROPOSAL ONE (CONTINUED)

NOMINEES FOR ELECTION

Kirkland B. Andrews, age 54 – Director since 2018

Executive Vice President and Chief Financial Officer of Evergy, Inc. (NYSE: EVRG), a regulated utility holding company serving 1.6 million customers in Kansas and Missouri, since February 2021. From March 2020 until February 2021, Mr. Andrews had been a director of Evergy, where he was a member of the audit committee, the power delivery and safety committee, and the strategic review and operations committee. Prior to that, Mr. Andrews was Executive Vice President and Chief Financial Officer of NRG Energy, Inc. (NYSE: NRG) from 2011 until February 2021. Mr. Andrews was a director of NRG Yield, Inc. from 2012 until 2018 (when NRG Yield, Inc. became Clearway Energy, Inc.), and also served as Executive Vice President, Chief Financial Officer of NRG Yield, Inc. from 2012 to 2016. Mr. Andrews also previously served as Chief Financial Officer of GenOn Energy, Inc., a wholly-owned subsidiary of NRG, which filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code in 2017. Prior to joining NRG, he served as Managing Director and Co-Head Investment Banking, Power and Utilities – Americas at Deutsche Bank Securities from 2009 to 2011. Prior to that, he served in several capacities at Citigroup Global Markets Inc., including Managing Director, Group Head, North American Power from 2007 to 2009, and Head of Power M&A, Mergers and Acquisitions from 2005 to 2007. In his banking career, Mr. Andrews led multiple large and innovative strategic, debt, equity and commodities transactions.

Mr. Andrews was initially appointed as a Director pursuant to the Cooperation Agreement, dated June 27, 2018, among the Company and Elliott Associates, L.P., Elliott International, L.P. and Elliott International Capital Advisors Inc. (the “Cooperation Agreement”) related to, among other things, appointment of additional Directors to the Board of Directors. The Board of Directors has determined that Mr. Andrews should serve as a Director because of his extensive executive management experience at Evergy and his considerable financial background as Evergy’s Executive Vice President and Chief Financial Officer. At Evergy, Mr. Andrews deals with many of the major issues, such as financial, strategic, technology, management development, acquisitions and capital allocation, that the Company deals with today. Also, with his extensive financial background, Mr. Andrews is a financial expert for the Company’s Audit Committee.

Shares of Common Stock beneficially owned: 8,927	Nominee to Class I (term expiring in 2025)

General Ellen M. Pawlikowski (Ret.), age 65 – Director since 2022

Gen. Pawlikowski is a retired four-star general of the U.S. Air Force and was the third woman to achieve this rank. In her last assignment, she served as Commander, Air Force Materiel Command, Wright-Patterson Air Force Base, Ohio, from 2015 until 2018. Gen. Pawlikowski entered active duty with the Air Force in 1982, and her distinguished 36-year career spanned a wide variety of technical management, leadership, and staff positions of increasing responsibility. She commanded five times as a general officer, commanding the MILSATCOM Systems Wing, the Air Force element of the National Reconnaissance Office, the Air Force Research Laboratory, the Space and Missile Systems Center, and Air Force Materiel Command. Nationally recognized for her leadership and technical management acumen, Gen. Pawlikowski has received the Women in Aerospace Life-Time Achievement Award, the National Defense Industrial Association’s Peter B. Teets Award, and the Air Force Association Executive Management Award. She is an Honorary Fellow of the American Institute of Aeronautics and Astronautics and a member of the National Academy of Engineers. She has served as a director of Raytheon Technologies Corporation (NYSE: RTX) since 2020, and Velo3D, Inc. (NYSE: VLD) since 2022. She was previously a director of Raytheon Company from 2018 until 2020 and Intelsat S.A. from 2019 until February 2022.

The Board of Directors has determined that Gen. Pawlikowski should serve as a Director because of the extensive senior leadership and management experience she gained during her distinguished military career in which she ultimately became a four-star general in the U.S. Air Force. As Commander, Air Force Materiel Command, Gen. Pawlikowski commanded 80,000 personnel and managed a budget of $60 billion on an annual basis. Her experience enables her to assist the Company with leadership development and provides a unique strategic perspective to the Company.

Shares of Common Stock beneficially owned: 0	Nominee to Class I (term expiring in 2025)

14

PROPOSAL ONE (CONTINUED)

Frank C. Sullivan, age 61 – Director since 1995

Chairman, President and Chief Executive Officer, RPM International Inc. Frank C. Sullivan entered the University of North Carolina as a Morehead Scholar and received his B.A. degree in 1983. From 1983 to 1987, Frank C. Sullivan held various commercial lending and corporate finance positions at Harris Bank and First Union National Bank prior to joining RPM as Regional Sales Manager from 1987 to 1989 at RPM’s AGR Company joint venture. In 1989, he became RPM’s Director of Corporate Development. He became a Vice President in 1991, Chief Financial Officer in 1993, Executive Vice President in 1995, President in 1999, Chief Operating Officer in 2001, Chief Executive Officer in 2002, and was elected Chairman of the Board in 2008 and President in 2018. Since 2003, Frank C. Sullivan has been a director of The Timken Company, a global manufacturer of engineered bearings and power transmission products (NYSE: TKR), where he serves on both Timken’s audit committee and its nominating and corporate governance committee. He also serves on the boards of the American Coatings Association, the Cleveland Clinic, the Cleveland Rock and Roll Hall of Fame and Museum, Greater Cleveland Partnership, the Ohio Business Roundtable and the U.S. Army War College Foundation.

The Board of Directors has determined that Frank C. Sullivan should serve as a Director because of his role as the Company’s Chief Executive Officer, his intimate knowledge of the Company, and his experience serving as a director of another public company and non-profit organizations. The Board of Directors believes that Frank C. Sullivan’s extensive experience in and knowledge of the Company’s business gained as a result of his long-time service as a member of management is essential to the Board of Directors’ oversight of the Company and its business operations. The Board of Directors also believes that continuing participation by qualified members of the Sullivan family on the Board of Directors is an important part of the Company’s corporate culture that has contributed significantly to its long-term success.

Shares of Common Stock beneficially owned: 1,453,167	Nominee to Class I (term expiring in 2025)

Elizabeth F. Whited, age 57 – Director since 2021

Elizabeth F. Whited is executive vice president – sustainability and strategy at Union Pacific Corporation, one of America’s leading transportation companies (NYSE: UNP). Ms. Whited helps develop and implement Union Pacific’s strategic vision and continues to lead Union Pacific’s human resources organization, pioneering efforts to provide a world-class employee experience. In addition, she serves as a member of Union Pacific’s senior leadership team and is a key management partner for the compensation committee of Union Pacific’s board of directors.

After joining Union Pacific in 1987, Ms. Whited held a variety of executive roles in strategic planning, investor relations, environmental, social and governance (“ESG”), finance, and marketing and sales, including president of subsidiary Union Pacific Distributions Services. In 2016, she was named executive vice president and chief marketing officer, and in 2018, she was named executive vice president and human resource officer. Ms. Whited has served in her current role as executive vice president – sustainability and strategy since February 2022. Ms. Whited holds a bachelor’s degree in business administration from the University of Iowa.

The Board of Directors has determined that Ms. Whited should serve as a Director because of her extensive management experience, including her service as executive vice president – sustainability and strategy at Union Pacific as well as her prior executive roles. In those positions, Ms. Whited has dealt with many of the major issues, such as sustainability, strategic planning, human resources, investor relations, ESG, finance, and marketing and sales, that the Company deals with today.

Shares of Common Stock beneficially owned: 600	Nominee to Class I (term expiring in 2025)

15

PROPOSAL ONE (CONTINUED)

DIRECTORS WHOSE TERMS OF OFFICE WILL CONTINUE AFTER THE ANNUAL MEETING

John M. Ballbach, age 62 – Director since 2018

Former Chairman and Chief Executive Officer, VWR International, LLC, a leading global laboratory supply and distribution company. From 2007 to 2012, Mr. Ballbach served as Chairman of VWR International, LLC, and he was President and Chief Executive Officer from 2005 to 2012. A seasoned chemicals and coatings industry executive, Mr. Ballbach served as an independent director at Valspar from 2012 until the company’s sale to Sherwin-Williams in 2017. In addition, he is a former corporate officer of Valspar, having served as President and Chief Operating Officer from 2002 to 2004 and in various senior management positions since 1990. Mr. Ballbach served as an Operating Advisor with Clayton, Dubilier & Rice (“Clayton”), a private equity investment firm, from 2014 to 2017. In connection with his role as an Operating Advisor at Clayton, Mr. Ballbach also served as Chairman and director for Solenis, LLC, a specialty chemicals manufacturer and portfolio company of Clayton. Mr. Ballbach served as a director and member of the audit committee of Waters Corporation, a leading specialty measurement company serving the life, materials, food and environmental sciences (NYSE: WAT), from 2021 until March 2022. Mr. Ballbach served as a director and member of the audit committee of The Timken Company, a global manufacturer of engineered bearings and power transmission products (NYSE: TKR), until 2014. He also previously served as a Director of Celanese Corp, a global technology leader in the production of specialty materials and chemical products.

Mr. Ballbach was initially appointed as a Director pursuant to the Cooperation Agreement, related to, among other things, appointment of additional Directors to the Board of Directors. The Board of Directors has determined that Mr. Ballbach should serve as a Director because of his extensive executive management experience, including his service as Chairman and Chief Executive Officer of VWR International, LLC and his service as President and Chief Operating Officer of Valspar. In those positions, Mr. Ballbach dealt with many of the major issues, such as financial, strategic, technology, compensation, management development, acquisitions, capital allocation, government and stockholder relations, that the Company deals with today.

Shares of Common Stock beneficially owned: 16,728	Director in Class II (term expiring in 2024)

Bruce A. Carbonari, age 66 – Director since 2002

Retired Chairman and Chief Executive Officer, Fortune Brands, Inc., a diversified consumer products company. Prior to his retirement, Mr. Carbonari served as the Chairman and Chief Executive Officer of Fortune Brands from 2008 to 2011, and as its President and Chief Executive Officer from 2007 to 2008. Previously, he held positions with Fortune Brands business unit, Fortune Brands Home & Hardware LLC, as Chairman and Chief Executive Officer from 2005 until 2007 and as President and Chief Executive Officer from 2001 to 2005. Mr. Carbonari was the President and Chief Executive Officer of Fortune Brands Kitchen and Bath Group from 1998 to 2001, and was previously the President and Chief Executive Officer of Moen, Inc. from 1990 to 1998. Prior to joining Moen in 1990, Mr. Carbonari was Executive Vice President and Chief Financial Officer of Stanadyne, Inc., Moen’s parent company at that time. He began his career at PricewaterhouseCoopers prior to joining Stanadyne in 1981.

The Board of Directors has determined that Mr. Carbonari should serve as a Director because of his extensive executive management experience, including his service as Chairman and Chief Executive Officer of Fortune Brands, Inc. In that position, Mr. Carbonari dealt with many of the major issues, such as financial, strategic, technology, compensation, management development, acquisitions, capital allocation, government and stockholder relations, that the Company deals with today.

Shares of Common Stock beneficially owned: 39,657	Director in Class II (term expiring in 2024)

16

PROPOSAL ONE (CONTINUED)

Jenniffer D. Deckard, age 56 – Director since 2015

Chief Finance and Administrative Officer of The Sisters of Notre Dame of the United States (“SND”). The SND is a community of religious women whose ministries include, but are not limited to, the founding and serving of dozens of faith-based educational institutions from pre-schools to a college, multiple faith-based retirement communities and a hospital. Ms. Deckard is the first lay person to manage finances, administration and operations for the SND.

Former President and Chief Executive Officer of Covia Holdings Corporation, a leading provider of minerals and materials solutions for the industrial and energy markets (formerly, NYSE: CVIA). Ms. Deckard also served as a director on Covia’s board of directors from 2018 until May 2019. Covia filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code in June 2020. Ms. Deckard previously served as President, Chief Executive Officer and director of Fairmount Santrol Holdings Inc. from 2013 until 2018, when Fairmount Santrol and Unimin Corporation merged to form Covia. Previously, Ms. Deckard served as Fairmount Santrol’s President from 2011 until 2013, Vice President of Finance and Chief Financial Officer from 1999 until 2011, Corporate Controller from 1996 to 1999 and Accounting Manager from 1994 until 1996. Ms. Deckard also serves on the board of the Great Lakes Construction Company, an Ohio-based heavy civil engineering and construction company, where Ms. Deckard serves on the board’s investment, audit and ESOP advisory committees. Ms. Deckard also serves on the non-profit boards of the University Hospitals and the Edwins Foundation. Ms. Deckard received a bachelor of science from the University of Tulsa and a M.B.A. degree from Case Western Reserve University.

The Board of Directors has determined that Ms. Deckard should serve as a Director because of her extensive executive management experience and financial expertise, including her service as President and Chief Executive Officer of Covia. In that position, Ms. Deckard dealt with many of the major issues, such as financial, strategic, technology, compensation, management development, acquisitions, capital allocation, government and stockholder relations, that the Company deals with today. Also, with her extensive financial background, Ms. Deckard is a financial expert for the Company’s Audit Committee. Ms. Deckard also provides the Board of Directors a valuable perspective as a member of the boards of several prominent local non-profit organizations.

Shares of Common Stock beneficially owned: 12,115	Director in Class II (term expiring in 2024)

Salvatore D. Fazzolari, age 70 – Director since 2013

Former Chairman, President and Chief Executive Officer of Harsco Corporation, a diversified global industrial company. Mr. Fazzolari served as Chairman and Chief Executive Officer of Harsco Corporation from 2008 until 2012, in addition to serving as its President from 2010 until 2012. During the course of his over 30 years of service to Harsco Corporation, Mr. Fazzolari held various other positions, including President (2006 –2007), Chief Financial Officer (1998 –2007) and Treasurer and Corporate Controller. Mr. Fazzolari is a certified public accountant (inactive) and a certified information systems auditor (inactive). He serves on the board of directors of Gannett Fleming, Inc. and Bollman Hat Company. He previously served on the board of directors of OrangeHook, Inc., a software solutions company focused on identity solutions (OTCQB: ORHK), until February 2019. He earned his bachelor of business administration degree in accounting from Pennsylvania State University.

The Board of Directors has determined that Mr. Fazzolari should serve as a Director because of his extensive executive management experience, including his service as Chairman, President and Chief Executive Officer of Harsco Corporation. In that position, Mr. Fazzolari dealt with many of the major issues, such as financial, strategic, technology, compensation, management development, acquisitions, capital allocation, government and stockholder relations, that the Company deals with today. Also, Mr. Fazzolari has extensive global experience, and because of his considerable financial background, he is a financial expert for the Company’s Audit Committee and serves as its chairman.

Shares of Common Stock beneficially owned: 16,750	Director in Class II (term expiring 2024)

17

PROPOSAL ONE (CONTINUED)

Julie A. Lagacy, age 55 – Director since 2017

Chief Sustainability and Strategy Officer at Caterpillar Inc. (NYSE: CAT). Caterpillar is a manufacturer of construction and mining equipment, diesel and natural gas engines, industrial gas turbines and diesel-electric locomotives with 2021 sales and revenues of $51 billion. Ms. Lagacy joined Caterpillar in 1988 and served as Product and Commercial Manager from 1999 until 2004, Human Resources Manager from 2004 until 2006, Senior Business Resource Manager (Global Mining) from 2006 until 2012, and Chief Financial Officer (Global Mining) from 2012 until 2013. From 2013 until 2014, Ms. Lagacy served as Vice President (Financial Services Division) and served as Vice President of Global Information Services and Chief Information Officer from 2014 until 2020. In her current position, Ms. Lagacy reports to Caterpillar’s Chairman and Chief Executive Officer and collaborates with leaders across Caterpillar to focus on the continued execution of Caterpillar’s strategy for long-term profitable growth.

Ms. Lagacy also serves on the board of the Illinois Cancer Care Charitable Foundation. She earned dual bachelor’s degrees in Management and Economics from Illinois State University, an M.B.A. degree from Bradley University, and is a Certified Management Accountant.

The Board of Directors has determined that Ms. Lagacy should serve as a Director because of her extensive executive management experience at Caterpillar. At Caterpillar, Ms. Lagacy deals with many of the major issues, such as financial, strategic, technology, cybersecurity, ESG, management development, acquisitions and capital allocation, that the Company deals with today. Specifically with regard to cybersecurity matters, Ms. Lagacy earned a Certificate in Cybersecurity Oversight from Carnegie Mellon University’s Software Engineering Institute. Also, with her extensive financial background, Ms. Lagacy is a financial expert for the Company’s Audit Committee.

Shares of Common Stock beneficially owned: 8,484	Director in Class III (term expiring in 2023)

Robert A. Livingston, age 68 – Director since 2017

Retired President and Chief Executive Officer, Dover Corporation, a $7.9 billion diversified manufacturer (NYSE: DOV). Mr. Livingston served as Dover’s President and Chief Executive Officer from 2008 until his retirement in 2018. Previously, he held positions with Dover business units Dover Engineered Systems, Inc. (as President and Chief Executive Officer) from 2007 until 2008, and Dover Electronics, Inc. (as President and Chief Executive Officer) from 2004 until 2007. Mr. Livingston was previously the President of Vectron International, Inc., a Dover business unit, from 2001 until 2004, and the Executive Vice President (from 1998 until 2001) and Vice President, Finance and Chief Financial Officer (from 1987 until 1998) of Dover Technologies, Inc. Prior to its acquisition by Dover in 1983, Mr. Livingston was Vice President, Finance of K&L Microwave, and continued to serve in that capacity until 1984, when he became Vice President and General Manager of K&L Microwave until 1987. Mr. Livingston was a director of Dover Corporation from 2008 until his retirement in 2018. Since December 2018, Mr. Livingston has been a director of Amphenol Corporation, a manufacturer of electrical and fiber optic connectors and interconnect systems (NYSE: APH), where he serves on Amphenol’s audit, compensation and executive committees. He is also a board member of API, Inc. (a privately held company). Mr. Livingston received his B.S. degree in business administration from Salisbury University.

The Board of Directors has determined that Mr. Livingston should serve as a Director because of his extensive executive management experience, including his service as President and Chief Executive Officer of Dover. In that position, Mr. Livingston dealt with many of the major issues, such as financial, strategic, technology, compensation, management development, acquisitions, capital allocation, government and stockholder relations, that the Company deals with today.

Shares of Common Stock beneficially owned: 13,484	Director in Class III (term expiring in 2023)

18

PROPOSAL ONE (CONTINUED)

Frederick R. Nance, age 68 – Director since 2007

Global Managing Partner and Global DEI Counsel of Squire Patton Boggs (US) LLP, Attorneys-at-law, Cleveland, Ohio, since 2017, where Mr. Nance is responsible for 36 offices in 16 countries. He received his B.A. degree from Harvard University and his J.D. degree from the University of Michigan. Mr. Nance joined Squire Patton Boggs directly from law school, became partner in 1987, served as the Managing Partner of the firm’s Cleveland office from 2002 until 2007, and served as the firm’s Regional Managing Partner from 2007 until 2017. Mr. Nance also served two four-year terms on the firm’s worldwide, seven-person Management Committee. In addition to his duties at Squire Patton Boggs, where he heads the firm’s U.S. Sports and Entertainment practice representing clients including LeBron James, Mr. Nance serves on the board of the Cleveland Clinic, where he chairs the governance committee. Mr. Nance previously served on the board of the Greater Cleveland Partnership, which he chaired, and the board of McDonald & Company Investments, Inc. In 2015, Mr. Nance was inducted into the Northeast Ohio Business Hall of Fame.

The Board of Directors has determined that Mr. Nance should serve as a Director primarily due to his significant legal background and global management experience. Mr. Nance’s background allows him to provide valuable insights to the Board of Directors, particularly in regard to corporate governance and risk issues that confront the Company. Mr. Nance also provides the Board of Directors a valuable perspective as a member of the boards of several prominent local non-profit organizations.

Shares of Common Stock beneficially owned: 11,649	Director in Class III (term expiring in 2023)

William B. Summers, Jr., age 72 – Director since 2004

Retired Chairman and Chief Executive Officer of McDonald Investments Inc., an investment banking and securities firm and a part of KeyBanc Capital Markets. Prior to his retirement, Mr. Summers served as Chairman of McDonald Investments Inc. from 2000 to 2006, and as its Chief Executive Officer from 1994 to 2000. From 1998 until 2000, Mr. Summers served as the Chairman of Key Capital Partners and an Executive Vice President of KeyCorp. Mr. Summers is a director of Integer Holdings Corporation, a medical device outsource manufacturer (NYSE: ITGR), and a member of the advisory boards of Molded Fiber Glass Companies and Citymark Capital. From 2004 until 2011, Mr. Summers was a director of Developers Diversified Realty Corporation. Mr. Summers was previously a member of the New York Stock Exchange board of directors and a member of the Nasdaq Stock Market board of directors, and served as the chairman of the Nasdaq Stock Market board of directors for two years. Mr. Summers is a trustee of Baldwin Wallace University, and serves on the board of the U.S. Army War College Foundation.

The Board of Directors has determined that Mr. Summers should serve as a Director because of his extensive executive management experience, including over 15 years of experience as Chairman and Chief Executive Officer of McDonald Investments Inc., service on the boards of both the New York Stock Exchange and the Nasdaq Stock Market, and his experience serving as a director of other private and public companies. His experience enables Mr. Summers to provide keen insight and diverse perspectives on several critical areas impacting the Company, including capital markets, financial and external reporting, long-term strategic planning and business modeling. Mr. Summers also provides the Board of Directors a valuable perspective as a member of the boards of several prominent local non-profit organizations.

Shares of Common Stock beneficially owned: 43,458	Director in Class III (term expiring in 2023)

19

INFORMATION REGARDING MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors has an Executive Committee, an Audit Committee, a Compensation Committee, and a Governance and Nominating Committee. The Executive Committee has the power and authority of the Board of Directors in the interim period between Board meetings. The functions of each of the Audit Committee, the Compensation Committee, and the Governance and Nominating Committee are governed by charters that have been adopted by the Board of Directors. The Board of Directors also has adopted Corporate Governance Guidelines to assist the Board of Directors in the exercise of its responsibilities, and a code of business conduct and ethics (“The Values & Expectations of 168”) that applies to the Company’s Directors, officers and employees.

The charters of the Audit Committee, Compensation Committee, and Governance and Nominating Committee, the Corporate Governance Guidelines and The Values & Expectations of 168 are available on the Company’s website at www.rpminc.com and in print to any stockholder who requests a copy. Requests for copies should be directed to the Senior Director — Investor Relations, RPM International Inc., 2628 Pearl Road, Medina, Ohio 44258. The Company intends to disclose any amendments to The Values & Expectations of 168, and any waiver of The Values & Expectations of 168 granted to any Director or executive officer of the Company, on the Company’s website. As of the date of this Proxy Statement, there have been no such waivers.

Board Independence

The Company’s Corporate Governance Guidelines and the New York Stock Exchange (the “NYSE”) listing standards provide that at least a majority of the members of the Board of Directors must be independent, i.e., free of any material relationship with the Company, other than his or her relationship as a Director or Board Committee member. A Director is not independent if he or she fails to satisfy the standards for independence under the NYSE listing standards, the rules of the Commission, and any other applicable laws, rules and regulations. The Board of Directors adopted categorical standards (the “Categorical Standards”) to assist it in making independence determinations. The Categorical Standards specify the criteria by which the independence of the Directors will be determined and meet or exceed the independence requirements set forth in the NYSE listing standards and the rules of the Commission. The Categorical Standards are available on the Company’s website at www.rpminc.com.

During the Board of Directors’ annual review of director independence, the Board of Directors considers transactions, relationships and arrangements between each Director or an immediate family member of the Director and the Company.

The Board of Directors also considers transactions, relationships and arrangements between each Director or an immediate family member of the Director and the Company’s senior management.

In July 2022, the Board of Directors performed its annual director independence review for fiscal 2023. As a result of this review, the Board of Directors determined that 12 out of 13 current Directors are independent, and that all members of the Audit Committee, the Compensation Committee, and the Governance and Nominating Committee are independent. The Board of Directors determined that Ms. Deckard, Ms. Lagacy, Gen. Pawlikowski, Ms. Whited, and Messrs. Andrews, Ballbach, Carbonari, Daberko, Fazzolari, Livingston, Nance and Summers meet the Categorical Standards and are independent and, in addition, satisfy the independence requirements of the NYSE. Frank C. Sullivan is not considered to be independent because of his position as Chairman and Chief Executive Officer of the Company.

As part of this review, the Board of Directors also considered common private and charitable board memberships among our executive officers and Directors. The Board of Directors does not believe that any of these common board memberships impairs the independence of the Directors.

Audit Committee

The Audit Committee assists the Board of Directors in fulfilling its oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, and the performance of the Company’s internal audit function and independent auditor, and prepares the report of the Audit Committee. The specific functions and responsibilities of the Audit Committee are set forth in the Audit Committee Charter which is available on the Company’s website.

The Board of Directors has determined that each member of the Audit Committee is financially literate and satisfies the current independence standards of the NYSE listing standards and Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board of Directors has also determined that each member of the Audit Committee qualifies as an “audit committee financial expert” as that term is defined in Item 407(d) of Regulation S-K. Each of Ms. Deckard, Ms. Lagacy and Messrs. Andrews and Fazzolari also satisfies the NYSE accounting and financial management expertise requirements.

Compensation Committee

The Compensation Committee assists the Board of Directors in discharging its oversight responsibilities relating to, among

20

INFORMATION REGARDING MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS (CONTINUED)

other things, executive compensation, equity and incentive compensation plans, management succession planning and producing the Compensation Committee Report. The Compensation Committee administers the Company’s Incentive Compensation Plan and 2014 Omnibus Plan. The Compensation Committee reviews and determines the salary and bonus compensation of the Chief Executive Officer, as well as reviews and recommends to the Board of Directors for its approval the compensation of the other executive officers of the Company. The Compensation Committee may delegate its authority to a subcommittee or subcommittees. Each member of the Compensation Committee is independent within the meaning of the NYSE listing standards and the Company’s Corporate Governance Guidelines.

Our Chief Executive Officer, together with the Compensation Committee, reviews assessments of executive compensation practices at least annually against our defined comparative framework. Our Chief Executive Officer makes recommendations to the Compensation Committee with the intent of keeping our executive officer pay practices aligned with our intended pay philosophy. The Compensation Committee must approve any recommended changes before they can be made. The Compensation Committee has the sole authority to retain and terminate any compensation and benefits consultant, independent legal counsel or other adviser, to assess the independence of such compensation and benefits consultant, independent legal counsel or other adviser and any potential conflicts of interest prior to engagement, and to approve the related fees and other retention terms of such compensation and benefits consultant, independent legal counsel or other adviser.

Before selecting any compensation and benefits consultant, independent legal counsel or other adviser, the Compensation Committee takes into account all factors relevant to that adviser’s independence from management, including the following six factors:

•	the provision of other services to the Company by the adviser’s employer;

•	the amount of fees received from the Company by the adviser’s employer, as a percentage of total revenues of the employer;

•	the policies and procedures of the adviser’s employer that are designed to prevent conflicts of interest;

•	any business or personal relationship of the adviser with a member of the Compensation Committee;

•	any Common Stock of the Company owned by the adviser; and

•	any business or personal relationship of the adviser or the adviser’s employer with an executive officer of the Company.

Governance and Nominating Committee

The Governance and Nominating Committee reports to the Board of Directors on all matters relating to corporate governance of the Company, including:

•	the development and recommendation to the Board of Directors of a set of corporate governance principles applicable to the Company;

•	selection, qualification and nomination of the members of the Board of Directors and nominees to the Board of Directors;

•	administration of the Board’s evaluation process; and

•	oversight of the Company’s efforts to identify and manage sustainability risks and opportunities, and the development and implementation of goals the Company may establish from time to time relating to same.

Each of the members of the Governance and Nominating Committee is independent within the meaning of the NYSE listing standards and the Company’s Corporate Governance Guidelines.

In identifying and considering possible candidates for election as a Director, the Governance and Nominating Committee, after consultation with the Board and the Chief Executive Officer, will consider all relevant factors and will be guided by the following principles: (1) each Director should be an individual of the highest character and integrity; (2) each Director shall have demonstrated exceptional ability and judgment and should have substantial experience which is of particular relevance to the Company; (3) each Director should have sufficient time available to devote to the affairs of the Company; and (4) each Director should represent the best interests of the stockholders as a whole rather than special interest groups. This evaluation is performed in light of the Governance and Nominating Committee’s views as to the needs of the Board of Directors and the Company as well as what skill set and other characteristics would most complement those of the current Directors.

The Governance and Nominating Committee and the Board of Directors consider a diverse group of experiences, characteristics, attributes and skills, including diversity in gender, ethnicity, race, cultural background and age, in determining whether an individual is qualified to serve as a Director of the Company.

21

INFORMATION REGARDING MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS (CONTINUED)

Furthermore, in fiscal 2020, the Governance and Nominating Committee adopted the “Rooney Rule” under which the Governance and Nominating Committee set forth in its Charter its commitment to include, for the purposes of filling any vacancies on the Board of Directors, qualified candidates who reflect diverse backgrounds, including diversity of gender and ethnicity, in each search for new Directors.

The Governance and Nominating Committee and the Board of Directors also consider the composition of the Board of Directors as a whole in evaluating whether a particular individual should serve on the Board of Directors, as the Board of Directors seeks to comprise itself of members which, collectively, possess a range of relevant skills, experience and expertise.

The Governance and Nominating Committee will consider potential candidates recommended by stockholders, current Directors, Company officers, employees and others. The Governance and Nominating Committee will use the above enumerated factors to consider potential candidates regardless of the source of the recommendation. Stockholder recommendations for director nominations may be submitted to the Secretary of the Company at 2628 Pearl Road, Medina, Ohio 44258, and they will be forwarded to the Governance and Nominating Committee for consideration, provided such recommendations are accompanied by sufficient information to permit the Governance and Nominating Committee to evaluate the qualifications and experience of the potential candidates. Recommendations should include, at a minimum, the following:

•	the name, age, business address and residence address of the proposed nominee;

•	the principal occupation or employment of the proposed nominee;

•	the number of shares of Common Stock which are beneficially owned by such candidate;

•	a description of all arrangements or understandings between the stockholder(s) making such nomination and each candidate and any other person or persons (naming such person or persons) pursuant to which nominations are to be made by the stockholder;

•	detailed biographical data and qualifications and information regarding any relationships between the candidate and the Company within the past three years;

•	any other information relating to the proposed nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder;

•	any other information the stockholder believes is relevant concerning the proposed nominee;

•	a written consent of the proposed nominee(s) to being named as a nominee and to serve as a director if elected;

•	a written agreement of the proposed nominee(s) to comply with the provisions of the Company’s majority voting policy;

•	the name and record address of the stockholder who is submitting the notice; and

•	the number of shares of Common Stock which are owned of record or beneficially by the stockholder who is submitting the notice and the date such shares were acquired by the stockholder and if such person is not a stockholder of record or if such shares are owned by an entity, reasonable evidence of such person’s ownership of such shares or such person’s authority to act on behalf of such entity.

Stockholders who desire to nominate a proposed nominee for Director at an Annual Meeting must also comply with the requirements set forth in the By-Laws concerning such nominations.

22

INFORMATION REGARDING MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS (CONTINUED)

Committee Membership

Set forth below is the current membership of each of the Committees, with the number of meetings held during the fiscal year ended May 31, 2022 in parentheses:

Executive Committee(0)	Audit Committee(5)	Compensation Committee(4)	Governance and Nominating Committee(4)

Frank C. Sullivan	Salvatore D. Fazzolari	David A. Daberko	Frederick R. Nance
(Chairman)	(Chairman)	(Chairman)	(Chairman)
Bruce A. Carbonari	Kirkland B. Andrews	Robert A. Livingston	John M. Ballbach
David A. Daberko	Jenniffer D. Deckard	William B. Summers, Jr.	Bruce A. Carbonari
Salvatore D. Fazzolari	Julie A. Lagacy	Elizabeth F. Whited	Ellen M. Pawlikowski
Frederick R. Nance

Board Meetings

The Board of Directors held eight meetings during the fiscal year ended May 31, 2022. No Director, during the fiscal year ended May 31, 2022, attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board of Directors held during the period that the Director served and (ii) the total number of meetings held by Committees of the Board of Directors on which the Director served, during the period that the Director served.

Independent Directors Meetings

Each of the Directors, other than Frank C. Sullivan, is a non-management Director. Each of the non-management Directors was independent within the meaning of the NYSE listing standards and the Company’s Corporate Governance Guidelines during fiscal 2022. The Company’s independent Directors generally meet in executive sessions each year in January, April and July. Bruce A. Carbonari currently serves as Lead Director, and served as the Lead Director for the January, April and July meetings of the Company’s independent Directors in 2022. The Company’s Corporate Governance Guidelines define such Lead Director’s role and responsibilities.

Structure of the Board of Directors

The By-Laws provide that one person may hold the position of Chairman of the Board of Directors and Chief Executive Officer. The Chief Executive Officer of the Company currently serves as the Chairman of the Board of Directors. The Board of Directors believes that the Chief Executive Officer is best situated to serve as Chairman because he is one of the Directors most familiar with the Company’s business and industry. The Board of Directors believes that combining the roles of Chief Executive Officer and Chairman of the Board of Directors provides an efficient and effective leadership model for the Company by fostering clear accountability, effective decision-making, and alignment of corporate strategy. The independent Directors bring experience, oversight, and expertise from outside the Company and its industry, while the

Chief Executive Officer brings Company and industry-specific experience and expertise. One of the key responsibilities of the Board of Directors is to develop strategic direction and hold management accountable for the execution of management’s strategy once it is developed.

The Corporate Governance Guidelines provide for a Lead Director, and define such Lead Director’s role and responsibilities. The Lead Director:

•	presides at all executive sessions of the independent Directors or other meetings at which the Chairman of the Board is not present;

•	is authorized to call meetings of the independent Directors;

•	works with the Chairman of the Board to call Board meetings;

•	serves as a liaison between the Chairman of the Board and the independent Directors as required (each Director is free, however, to communicate directly with the Chairman of the Board);

•	works with the Chairman of the Board to set and approve the Board schedule and agenda to ensure sufficient time for discussion of all agenda items;

•	approves the materials to be provided to the Board;

•	consults with other Directors and facilitates communication between the Board and the Chief Executive Officer;

•	serves as focal point for stockholder communications and requests for consultation addressed to the independent Directors;

•	has the ability to retain outside professionals on behalf of the Board as the Board may determine is necessary or appropriate; and

•	performs such other functions either specified in the Corporate Governance Guidelines or assigned from time to time by the Board.

23

INFORMATION REGARDING MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS (CONTINUED)

The Board of Directors believes the combined role of Chief Executive Officer and Chairman of the Board of Directors, together with independent Directors having the duties described above, is in the best interests of stockholders because it strikes an appropriate balance for the Company. With the Chief Executive Officer also serving as Chairman of the Board of Directors, there is unified leadership and a focus on strategic development and execution, while the independent Directors help ensure independent oversight of management.

Role in Risk Oversight

Risk is inherent in any business and the Company’s management is responsible for the day-to-day management of risks that the Company faces. The Board of Directors, on the other hand, has responsibility for the oversight of risk management. In its risk oversight role, the Board of Directors has the responsibility to evaluate the risk management process to ensure its adequacy and that it is implemented properly by management.

The Board of Directors believes that full and open communication between management and the Board of Directors is essential for effective risk management and oversight. Senior management, which includes the Chief Compliance Officer and the Vice President – Corporate Benefits and Risk Management, attends quarterly meetings of the Board of Directors, as well as certain committee meetings, in order to address any questions or concerns raised by the Board of Directors on risk management and any other matters. Each quarter, the Board of Directors receives presentations from senior management on business operations, financial results and strategic issues. In addition, senior management holds an annual strategic planning conference attended by members of the Board of Directors, as well as periodic strategic planning sessions, to discuss strategies, key challenges, and risks and opportunities for the Company. Senior management then reviews the results of each strategic planning session with the Board of Directors. Finally, each year senior management reviews with the Board of Directors an assessment of the key risks the Company faces and then prioritizes them in a consolidated enterprise risk map.

The Board Committees assist the Board of Directors in fulfilling its oversight responsibilities in certain areas of risk. The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls, and compliance with legal and regulatory requirements. Risk assessment reports are regularly provided by management and the Company’s internal auditors to the Audit Committee. The Compensation Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to the management of risks arising from the Company’s compensation policies and programs, including overseeing the Company’s compensation-related risk assessment described further below in this Proxy Statement. The Governance and Nominating Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to the management of risks associated with the organization of the Board of Directors and its membership and structure, succession planning for Directors and executive officers, and corporate governance, including the annual monitoring of corporate governance issues, administering regular self-evaluations of the Board and its committees, and reviewing potential conflicts of interest. The Governance and Nominating Committee also oversees the Company’s efforts to identify sustainability risks and opportunities, and the development and implementation of goals the Company may establish from time to time relating to same.

All of these Board Committees report back to the full Board of Directors at meetings of the Board of Directors as to the Board Committees’ activities and matters discussed and reviewed at the Board Committees’ meetings. In addition, the Board of Directors is encouraged to participate in external Director education courses to keep apprised of current issues, including areas of risk.

Succession Planning

The Company actively engages in succession planning in order to ensure that it has sufficient depth and breadth of executive talent. While effective succession planning is a fluid process, there are certain annual processes in which the Company engages to determine appropriate candidates and leadership potential. Information is gathered and analyzed to assess the staffing of the Company’s key positions to identify and develop employees for such positions. To further this process, a leadership development program is conducted each year for purposes of recognizing emerging leaders and uniting them in a three-day formal program with peers and representatives from senior management. In addition, after completing this leadership development program, certain employees are selected to work with a top-ranked global provider of executive education to enhance senior level personal leadership development and leadership team strategy development.

Communications with the Board of Directors

Stockholders and other persons may communicate with the non-management Directors as a group or any chair of a Board Committee. Such communications may be confidential or anonymous, if so designated, and may be submitted in writing to Board of Directors Communications c/o General Counsel,

24

INFORMATION REGARDING MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS (CONTINUED)

RPM International Inc., 2628 Pearl Road, Medina, Ohio 44258 or by email to directors@rpminc.com. Unless specifically directed to one of the Committee chairs, communications will be forwarded to the Lead Director for the next scheduled meeting of independent Directors.

All communications received in accordance with these procedures will be reviewed initially by the Company’s General Counsel, who will relay all such communications (or a summary thereof) to the appropriate Director or Directors unless he determines that such communication:

•	does not relate to the business or affairs of the Company or the functioning or constitution of the Board of Directors or any of its Committees; or

•	relates to routine or insignificant matters that do not warrant the attention of the Board of Directors.

In the alternative to the procedures outlined above, any stockholder or interested party may report any suspected accounting or financial misconduct confidentially through our compliance hotline. Information regarding our compliance hotline is available on our website, www.rpminc.com.

Attendance at Annual Meetings of Stockholders

It is a policy of the Board of Directors that all its members attend the Annual Meeting absent exceptional cause. All of the Directors who were at that time members of the Board of Directors were present at the October 2021 Annual Meeting.

25

PROPOSAL TWO

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, contains a provision that is commonly known as “Say-on-Pay.” Say-on-Pay gives our stockholders an opportunity to vote on an advisory, non-binding basis to approve the compensation of our named executive officers as disclosed in this Proxy Statement pursuant to Commission rules.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the executive compensation program and practices described in this Proxy Statement. Please read the Compensation Discussion and Analysis, executive compensation tables and narrative disclosure for a detailed explanation of our executive compensation program and practices. Accordingly, we are asking our stockholders to vote FOR the following resolution:

“RESOLVED, that RPM International Inc.’s stockholders hereby approve, on an advisory basis, the compensation of the named executive officers as disclosed pursuant to the compensation disclosure rules of the Commission, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in this Proxy Statement.”

We are focused on delivering operating results with the ultimate goal of creating and maximizing value for our stockholders on a long-term basis. Our compensation programs and practices have been designed to drive those results, and they have served our Company well. For fiscal 2022, 56% of the amounts of the principal compensation components for our named executive officers in the aggregate was variable and tied to our performance. Our compensation programs and practices have been integral to our success in attracting and retaining an experienced and effective management team.

Consistent with our focus on delivering sustained long-term operating results, over the past 10 years our sales grew at a compound annual growth rate of 5.9%. Our stockholders have been rewarded for this performance over this 10-year period, enjoying a compound annual growth rate in cumulative total return, including the reinvestment of dividends, of 15.4%, compared to the compound annual growth rate in cumulative total return for the S&P 500 of 14.4%. In addition, 2022 marked our 48th consecutive year of increased dividends. The following table shows the cumulative total stockholder return, including the reinvestment of dividends, of shares of our Common Stock compared to the S&P 500, and two peer groups over the past 10 years.

For comparison purposes, we have also provided similar tables showing our performance over the past five years (which table is also required to be included in our annual report to stockholders) and four years (which corresponds with the implementation of our MAP to Growth operating improvement program).

26

PROPOSAL TWO (CONTINUED)

COMPARISON OF 10 YEAR CUMULATIVE TOTAL RETURN*

Among RPM International Inc., the S&P 500 Index,

2021 Peer Group** and 2022 Peer Group***

*	$100 invested on May 31, 2012 in stock or index, including reinvestment of dividends. Fiscal year ending May 31.

**

Fiscal 2021 peer group of nine companies includes Akzo Nobel N.V., Axalta Coating Systems Ltd., Carlisle Companies Inc., GCP Applied Technologies Inc., H.B. Fuller Company, Masco Corporation, PPG Industries, Inc., The Sherwin-Williams Company and Sika AG.

***

Fiscal 2022 peer group of eight companies includes Akzo Nobel N.V., Axalta Coating Systems Ltd., Carlisle Companies Inc., H.B. Fuller Company, Masco Corporation, PPG Industries, Inc., The Sherwin-Williams Company and Sika AG.

Copyright© 2022 Standard & Poor’s, a division of S&P Global. All rights reserved.

27

PROPOSAL TWO (CONTINUED)

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

Among RPM International Inc., the S&P 500 Index,

2021 Peer Group** and 2022 Peer Group***

*	$100 invested on May 31, 2017 in stock or index, including reinvestment of dividends. Fiscal year ending May 31.

**

Fiscal 2021 peer group of nine companies includes Akzo Nobel N.V., Axalta Coating Systems Ltd., Carlisle Companies Inc., GCP Applied Technologies Inc., H.B. Fuller Company, Masco Corporation, PPG Industries, Inc., The Sherwin-Williams Company and Sika AG.

***

Fiscal 2022 peer group of eight companies includes Akzo Nobel N.V., Axalta Coating Systems Ltd., Carlisle Companies Inc., H.B. Fuller Company, Masco Corporation, PPG Industries, Inc., The Sherwin-Williams Company and Sika AG.

Copyright© 2022 Standard & Poor’s, a division of S&P Global. All rights reserved.

28

PROPOSAL TWO (CONTINUED)

COMPARISION OF CUMULATIVE TOTAL RETURN SINCE

START OF MAP TO GROWTH PROGRAM (2018-2022)*

Among RPM International Inc., the S&P 500 Index,

2021 Peer Group** and 2022 Peer Group***

*	$100 invested on May 31, 2018 in stock or index, including reinvestment of dividends. Fiscal year ending May 31.

**

Fiscal 2021 peer group of nine companies includes Akzo Nobel N.V., Axalta Coating Systems Ltd., Carlisle Companies Inc., GCP Applied Technologies Inc., H.B. Fuller Company, Masco Corporation, PPG Industries, Inc., The Sherwin-Williams Company and Sika AG.

***

Fiscal 2022 peer group of eight companies includes Akzo Nobel N.V., Axalta Coating Systems Ltd., Carlisle Companies Inc., H.B. Fuller Company, Masco Corporation, PPG Industries, Inc., The Sherwin-Williams Company and Sika AG.

Copyright© 2022 Standard & Poor’s, a division of S&P Global. All rights reserved.

This advisory vote on executive compensation is not binding on us. However, the Board of Directors and the Compensation Committee highly value the opinions of our stockholders. To the extent there is a significant vote against this proposal, we will seek to determine the reasons for our stockholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns when making future executive compensation decisions.

Proposal Two will be decided by the vote of the holders of a majority of the shares entitled to vote thereon present in person or by proxy at the Annual Meeting. In voting for Proposal Two, votes may be cast in favor, against or abstained. Abstentions will count as present and will have the effect of a vote against Proposal Two. Broker non-votes, however, are not counted as present for purposes of determining whether Proposal Two has been approved and will have no effect on the outcome of Proposal Two.

Our Board of Directors unanimously recommends a vote FOR Proposal Two relating to the advisory vote on executive compensation.

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

In this section, we describe the material components of our executive compensation program for our named executive officers whose compensation is set forth in the Summary Compensation Table and other compensation tables contained in this Proxy Statement:

•	Frank C. Sullivan, our Chairman, President and Chief Executive Officer;

•	Russell L. Gordon, our Vice President and Chief Financial Officer;

•	Edward W. Moore, our Senior Vice President, General Counsel and Chief Compliance Officer;

•	Janeen B. Kastner, our Vice President – Corporate Benefits and Risk Management;

•	Timothy R. Kinser, our Vice President – Operations; and

•	Michael H. Sullivan, our former Vice President – Operations and Chief Restructuring Officer.

We also provide an overview of our executive compensation philosophy and our executive compensation program. In addition, we explain how and why the Compensation Committee arrives at specific compensation policies and decisions involving the named executive officers.

Our Business

RPM International Inc. owns subsidiaries that are world leaders in specialty coatings, sealants, building materials and related services. The Company operates across four reportable segments: consumer, construction products, performance coatings and specialty products. RPM has a diverse portfolio of market-leading brands, including Rust-Oleum, DAP, Zinsser, Varathane, Day-Glo, Legend Brands, Stonhard, Carboline, Tremco and Dryvit. From homes and workplaces to infrastructure and precious landmarks, RPM’s brands are trusted by consumers and professionals alike to help build a better world. The Company employs approximately 16,800 individuals worldwide.

For more information about our business, please see “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K filed with the Commission on July 25, 2022.

Fiscal 2022 Business Highlights

The Company’s consolidated net sales, net income, and diluted earnings per share for the fiscal year ended May 31, 2022 were as follows:

•	Consolidated net sales increased 9.8% to $6.71 billion in fiscal 2022 from $6.11 billion in fiscal 2021;

•	Net income attributable to RPM International Inc. stockholders decreased 8.2% to $491.5 million in fiscal 2022 from $506.2 million in fiscal 2021; and

•	Diluted earnings per share decreased 2.1% to $3.79 in fiscal 2022 from $3.87 in fiscal 2021.

MAP to Growth Operating Improvement Plan Generates $320 Million in Annualized Cost Savings and Leads to MAP 2025

At the end of fiscal 2021, the Company brought its MAP to Growth operating improvement program to a successful conclusion, generating $320 million in annualized cost savings and exceeding the Company’s original target for annualized cost savings by $30 million. With the data and experience gained from MAP to Growth, the Company is working on further opportunities for improvement and is developing a new Margin Achievement Plan, MAP 2025. Highlights of MAP 2025 are $8.5 billion in revenue, 42% gross margin and 16% adjusted EBIT margin. The Company plans to provide details of MAP 2025 in the coming months.

Fiscal 2022 Executive Compensation Highlights

For fiscal 2022, the Compensation Committee:

•	Increased base salaries from fiscal 2021 levels for all of the named executive officers, except Frank C. Sullivan;

•	Awarded stock appreciation rights for fiscal 2022 in the same amounts as in fiscal 2021;

•	Determined that no Performance Earned Restricted Stock (“PERS”) were earned for fiscal 2022; and

•	Under the Incentive Plan for fiscal 2022, decreased cash awards by $585,000 for Frank C. Sullivan, $165,000 for Mr. Gordon, $130,000 for Mr. Moore and $116,000 for Ms. Kastner.

Total fiscal 2022 compensation, as set forth in the Summary Compensation Table, decreased compared to total fiscal 2021 compensation for Messrs. Frank C. Sullivan, Gordon and Moore, and Ms. Kastner.

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EXECUTIVE COMPENSATION (CONTINUED)

Fiscal 2022 Corporate Governance Highlights

We place a high priority on maintaining good governance standards, including the oversight of our executive compensation policies and practices. The following policies and practices were in effect during fiscal 2022:

•	The leadership structure of our Board consists of a Chairman (who is also our Chief Executive Officer), a Lead Director (who leads the meetings of our independent Directors held in January, April and July of each year), and strong Board Committee chairs.

•	We maintain a majority voting policy for the election of Directors in uncontested elections, and require an offer to resign by any incumbent Director who does not receive more votes “for” election than “withheld.”

•	The Compensation Committee is composed solely of independent Directors who have established methods to communicate with stockholders regarding their executive compensation ideas and concerns.

•	The Compensation Committee conducts an annual review and approval of our compensation strategy, including a review of our compensation-related risk profile, to ensure that our compensation-related risks are not reasonably likely to have a material adverse effect on the Company.

•	We maintain stock ownership guidelines for our executive officers and Directors, each of whom either satisfied the applicable ownership guidelines as of May 31, 2022 or is within the grace period for achieving such ownership thresholds.

•	Our insider trading policy prohibits short sales, pledging and hedging transactions of shares of our Common Stock by Directors, officers and employees.

•	Performance-based compensation arrangements that use a variety of performance measures, including performance-based equity awards.

•	We maintain a clawback of executive compensation policy, which applies to the Company’s executive officers.

•	Our 2014 Omnibus Plan prohibits the repricing of stock options or stock appreciation rights without stockholder approval.

•	Our 2014 Omnibus Plan provides double-trigger vesting provisions for long-term equity awards in the event of a change in control of the Company.

Consideration of Last Year’s “Say on Pay” Vote

Following our Annual Meeting of Stockholders in October 2021, the Compensation Committee reviewed the results of the stockholder advisory vote on executive compensation that was held at the meeting with respect to the fiscal 2021 compensation actions and decisions for Frank C. Sullivan and the other named executive officers. Ninety-three percent (93%) of the votes cast on the “say-on-pay” proposal last year were voted in support of the compensation of our named executive officers set forth in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables and narratives in last year’s Proxy Statement. The Compensation Committee will continue to consider results from future stockholder advisory votes, as well as input from its stockholders, in its ongoing evaluation of the Company’s executive compensation programs and practices.

Opportunity for Stockholder Feedback

The Compensation Committee carefully considers feedback from our stockholders regarding our executive compensation program. Stockholders are invited to express their views to the Compensation Committee as described under the heading “Communications with the Board of Directors” in this Proxy Statement. In addition, the advisory vote on the compensation of the named executive officers provides stockholders with an opportunity to communicate their views on our executive compensation program.

You should read this Compensation Discussion and Analysis in conjunction with the advisory vote that we are conducting on the compensation of the named executive officers (see “Proposal Two – Advisory Vote on Executive Compensation”). This Compensation Discussion and Analysis, as well as the accompanying compensation tables, contains information that is relevant to your voting decision.

Overview

RPM’s compensation programs are designed to support our founder’s philosophy:

•	Hire the best people you can find.

•	Create an atmosphere that will keep them.

•	Then let them do their jobs.

Our general compensation philosophy is performance-based in that our executive officers should be well compensated for achieving strong operating and financial results that contribute to enhanced stockholder value. We engage in a rigorous process intended to provide our executive officers a fair level of compensation that reflects RPM’s operating and financial results, the relative skills and experience of the individuals involved, peer group compensation levels and other similar benchmarks.

The Compensation Committee has designed compensation policies and programs for our executive officers which are intended to compensate the executive officers at about the

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EXECUTIVE COMPENSATION (CONTINUED)

market median for a relevant group of similarly-sized companies and competitors within RPM’s industry, with the potential for higher than average compensation when our performance levels exceed our annual business goals. Our primary compensation goals are to retain key leaders, reward good past performance, incentivize strong future performance and align executives’ long-term interests with those of our stockholders.

Role of the Compensation Committee

The Compensation Committee Charter provides for the Compensation Committee to oversee RPM’s compensation programs and, in consultation with the Chief Executive Officer, develop and recommend to the Board of Directors an appropriate compensation and benefits philosophy and strategy for RPM. The Compensation Committee consists solely of independent Directors who are appointed to the Compensation Committee by, and report to, the entire Board of Directors. Each member of the Compensation Committee qualifies as a “non-employee director” within the definition of Rule 16b-3 under the Exchange Act, as an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code, and as an “independent” director under the rules of the NYSE. The Compensation Committee Charter is available on our website at www.rpminc.com.

Role of Executives in Determining Compensation

Our Chief Executive Officer, together with the Compensation Committee, reviews assessments of executive compensation practices at least annually against our defined comparative framework. These assessments involve the gathering of compensation data, such as base salary, cash incentive and equity awards for similarly situated officers at companies in the diversified chemicals and specialty chemicals industries which fall within a reasonable size range (in terms of sales) and operate businesses similar to that of the Company. See “Comparative Framework” for more information about this review. With this information in hand, and as stated under the heading “Overview,” our Chief Executive Officer recommends to the Compensation Committee levels of compensation for the named executive officers that are at about the market median for a relevant group of similarly-sized companies and competitors within RPM’s industry and aligned with our intended pay philosophy. After receiving the recommendations of our Chief Executive Officer, the Compensation Committee meets without our Chief Executive Officer present to consider his recommendations. The Compensation Committee must approve any recommended changes before they can be made.

Comparative Framework

We periodically evaluate the competitiveness of our executive compensation programs. In 2022, the Compensation Committee engaged the professional compensation consulting firm of Willis Towers Watson to conduct a compensation benchmark study. Willis Towers Watson reviewed and evaluated our compensation packages for our key officers in light of the levels of compensation being offered by companies in the specialty chemicals industry and other related industries which fall within a reasonable size range (in terms of revenues) and operate businesses similar to that of the Company. The compensation peer group companies included in Willis Towers Watson’s 2022 compensation benchmark study were:

Albemarle Corporation	Avient Corporation	Axalta Coating Systems Ltd.	Carlisle Companies Incorporated

Celanese Corporation	Eastman Chemical Company	H.B. Fuller Company	Huntsman Corporation

Masco Corporation	Olin Corporation	PPG Industries Inc.	The Chemours Company

The Scotts Miracle-Gro Company	The Sherwin-Williams Company	Trinseo S.A.	Westlake Chemical Corporation

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EXECUTIVE COMPENSATION (CONTINUED)

Willis Towers Watson reviewed proxy statement data for each of our compensation peer group companies and summarized the data as a reference point for the Compensation Committee. Willis Towers Watson also reviewed published survey data from the 2021 Willis Towers Watson General Industry Executive Compensation Survey Report to determine competitive pay levels for the executives for the following elements of compensation: base salary, target total cash compensation (the sum of salary and bonus), long-term incentives, and target total direct compensation (the sum of base salary, target annual bonuses and long-term incentives).

Specifically with regard to our Chief Executive Officer, Willis Towers Watson found that compared to similarly-sized general industry companies, his base salary was below the market median, and that his target total cash compensation was below the market median. Long-term incentives for our Chief Executive Officer were above the market median. Overall, our Chief Executive Officer’s target total direct compensation was slightly above the 50th percentile.

As detailed in the pie charts above, Willis Towers Watson also evaluated the targeted pay mix of our Chief Executive Officer and other executives, and determined that our compensation was weighted more toward long-term incentives than is typical in the market.

Elements of Compensation

Our named executive officer compensation program for fiscal 2022 included three main elements:

•	Base salary;

•	Annual cash incentive compensation; and

•	Performance-based equity incentives, including restricted stock.

Pay Mix

We use these particular elements of compensation because we believe that they provide a balanced mix of fixed compensation and at-risk compensation that produces short-term and long-term performance incentives and rewards. With this balanced portfolio, we provide the executive with a competitive base salary while motivating the executive to focus on the business metrics that will produce a high level of performance for the Company and provide the executive with additional compensation through short- and long-term incentives.

The mix of compensation for our named executive officers is weighted toward at-risk pay (consisting of cash and equity compensation). Maintaining this pay mix is intended to result in a pay-for-performance orientation, which aligns to our compensation philosophy of paying total direct compensation that is competitive with peer group levels based on relative company performance.

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Elements of Our Named Executive Officer Compensation Program

Compensation Component	Key Characteristics	Purpose

Base Salary	Fixed compensation, reviewed and adjusted annually if and when appropriate	Compensate named executive officers fairly for the responsibility level of the position held

Annual Cash Incentive Compensation	Variable, performance-based compensation, awarded under the Incentive Compensation Plan	Motivate and reward named executive officers for achieving annual business objectives based on Company performance and individual achievements

Equity Compensation — Performance Earned Restricted Stock (PERS)	Variable, performance-based compensation, awarded under the 2014 Omnibus Plan	Motivate and reward named executive officers for achieving annual business objectives; the threshold and maximum number of and performance goals for the award of PERS for a given fiscal year are set in July of that year; PERS are single-year performance awards

Equity Compensation — Performance Stock Units (PSUs)	Variable, performance-based compensation, awarded under the 2014 Omnibus Plan	Motivate and reward named executive officers for achieving long-term, multi-year business objectives

Equity Compensation — Stock Appreciation Rights (SARs)	Variable, awarded under the 2014 Omnibus Plan	Motivate and reward named executive officers for achieving long-term business objectives by tying incentives to the performance of our Common Stock

Equity Compensation — Supplemental Executive Retirement Plan (SERP) Restricted Stock	Fixed compensation awarded under the 2014 Omnibus Plan	Provides stock-based supplemental retirement benefits to named executive officers whose retirement plan benefits may be limited under applicable law

Health and Retirement Plans	Fixed compensation	Intended to provide benefits that promote employee health and support employees in attaining financial security

Perks and Other Personal Benefits	Fixed compensation	Intended to provide a business-related benefit to the Company, and to assist in attracting and retaining executive officers

Post-Employment Compensation and Change in Control	Fixed compensation	Intended to provide temporary income following a named executive officer’s involuntary termination of employment and, in the case of a change of control, to also provide continuity of management

Base Salary

Base salary represents amounts paid during the fiscal year to named executive officers as direct compensation for their services to us. Base salary and increases to base salary recognize the overall experience, position and responsibilities within RPM and expected contributions to RPM of each named executive officer. Adjustments to salaries are used to reward superior individual performance of our named executive officers on a day-to-day basis during the year and to encourage them to perform at their highest levels. We also use our base salary to retain top quality executives and attract management employees from other companies.

In July 2022, our Chief Executive Officer recommended to the Compensation Committee no change to his base salary because of his current preference to maintain his base salary below $1.0 million, and recommended increases to the base salaries of the other named executive officers. This recommendation was based upon an analysis of:

•	RPM’s fiscal 2022 operating results; and

•	Market benchmarks and economic conditions.

	CONTINUING NAMED EXECUTIVE OFFICER BASE SALARY AMOUNTS
	Fiscal 2023	Fiscal 2022	Fiscal 2021

Frank C. Sullivan	$995,000	$995,000	$995,000

Russell L. Gordon	$535,000	$510,000	$497,000

Edward W. Moore	$425,000	$400,000	$390,000

Janeen B. Kastner	$415,000	$385,000	$370,000

Timothy R. Kinser	$400,000	$370,000

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EXECUTIVE COMPENSATION (CONTINUED)

Annual Cash Incentive Compensation

For fiscal 2022, we provided annual cash incentive compensation under the Amended and Restated 1995 Incentive Compensation Plan, which was designed to motivate participants to achieve our financial objectives and reward executives for their achievements when those objectives are met. All named executive officers participated in the fiscal 2022 incentives. The amount of cash incentive compensation earned by our named executive officers in fiscal 2022 is set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. We paid these amounts in July 2022.

For fiscal 2022, the Compensation Committee determined, on a percentage basis, the portion of the aggregate cash incentive compensation award pool under the Incentive Compensation Plan, or the Incentive Plan, to be awarded to each of the named executive officers in respect of the Company’s performance for the fiscal year ending May 31, 2022 as follows: Frank C. Sullivan, 40%; Mr. Gordon, 15%; Mr. Moore, 15%; Ms. Kastner, 15%; and Mr. Kinser, 15%. The Compensation Committee determined that cash incentives paid would range from zero to 200% of salary with a target of 125% for Frank C. Sullivan; and from zero to 150% of salary with a target of 100% for Messrs. Gordon, Moore and Kinser, and Ms. Kastner. The Compensation Committee may reduce or eliminate the amount of a named executive officer’s annual cash incentive award, at the Compensation Committee’s sole discretion, based solely on individual performance.

The Incentive Plan in place for fiscal 2022 provided for an aggregate cash incentive compensation award pool of 1.5% of our pre-tax income for fiscal 2022. In July 2022, the Compensation Committee calculated the aggregate non-equity compensation award pool based on our audited pre-tax income and each individual’s cash incentive payout amount. For fiscal 2022, the Company’s pre-tax income as defined in the Incentive Plan was $628.9 million, providing a cash incentive compensation award pool under the Incentive Plan for the Covered Employees of approximately $9.4 million. Upon the recommendation of our Chief Executive Officer, and after a review of a variety of factors described below, the Compensation Committee awarded cash incentives totaling $2.492 million to the named executive officers, which was significantly below the aggregate amount authorized to be paid pursuant to the award pool formula. The cash incentive compensation paid to the named executive officers equaled approximately 93.7% of their salaries for fiscal 2022.

The Compensation Committee also determined that for fiscal 2023 the cash incentive compensation paid will range from zero to 200% of salary with a target of 125% of salary for Frank C. Sullivan, and from zero to 150% of salary with a target of 100% of salary for direct reports of Frank C. Sullivan.

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EXECUTIVE COMPENSATION (CONTINUED)

As disclosed herein, the Incentive Plan in place for fiscal 2022 provided for an aggregate cash incentive compensation award pool of approximately $9.4 million. The maximum portion of the award pool, subject to the limitations of the Incentive Plan, that each named executive officer could be awarded was: Frank C. Sullivan – 40% or $3,760,000; each of Messrs. Gordon, Moore and Kinser, and Ms. Kastner – 15% or $1,410,000. However, the Compensation Committee set a maximum award of 150% of the named executive officer’s base salary as a limit, with a target award of 100% of the named executive officer’s base salary, with the exception of Frank C. Sullivan, whose maximum award was set at 200% of his base salary, with a target award of 125% of his base salary. Furthermore, the Incentive Plan limits the maximum award to any individual to $2,000,000. As a result, the maximum award that could be earned by each named executive officer was: Frank C. Sullivan –$1,990,000; Mr. Gordon –$765,000; Mr. Moore – $600,000; Ms. Kastner – $577,500; and Mr. Kinser – $555,000. The actual awards were as follows: Frank C. Sullivan, $995,000; Mr. Gordon, $460,000; Mr. Moore, $360,000; Ms. Kastner, $347,000; and Mr. Kinser, $330,000.

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EXECUTIVE COMPENSATION (CONTINUED)

In determining the actual incentive compensation awards for fiscal 2022, the named executive officer would receive a portion of his or her award equal to:

•	Up to 150% of his or her target award if the Company’s EBIT margin met or exceeded the stated goal. The Company’s EBIT margin was 10.6% for fiscal 2022, which was below the stated goal of 13.0%. As a result, the Compensation Committee elected not to award any of this portion of each named executive officer’s target award relating to this metric; and

•	Up to 100% of his or her target award relating to the Company’s performance relative to its peers, as well as achievement of non-financially measured management objectives which included such named executive officer’s involvement in, among other things, the Company’s (i) merger and acquisition transactions and (ii) capital markets transactions. Each named executive officer also earned a portion of his or her award based upon achievement of applicable individual objectives.

As a result, Messrs. Frank C. Sullivan, Gordon, Moore and Kinser, and Ms. Kastner were awarded incentive compensation equal to approximately 100%, 90%, 90%, 89% and 90% of their respective base salaries.

Equity Compensation

We use equity compensation to align our named executive officers’ interests with those of our stockholders and to attract and retain high-caliber executives through recognition of anticipated future performance. Under our 2014 Omnibus Plan, we can grant a variety of stock-based awards, including awards of restricted stock and stock appreciation rights. After reviewing executive compensation practices against our defined comparative framework, including reviewing equity awards for similarly situated officers at companies in the diversified chemicals and specialty chemicals industries which fall within a reasonable size range (in terms of sales) and operate businesses similar to that of the Company, our Chief Executive Officer makes annual recommendations to the Compensation Committee of the type and amount of equity awards for the Chief Executive Officer and the other executive officers. In determining the equity incentive compensation component of Chief Executive Officer compensation, the Compensation Committee considers, in addition to the factors used to determine salary and cash incentive compensation:

•	the value of similar incentive awards to chief executive officers in our peer group and other similar companies, and

•	awards given to the Chief Executive Officer in past years.

In determining the equity incentive compensation of the other executive officers, the Compensation Committee reviews and approves a mix of business goals, with a significant amount of emphasis placed on the compensation recommendations of our Chief Executive Officer. After receiving the recommendations of our Chief Executive Officer, the Compensation Committee meets without our Chief Executive Officer present to consider his recommendations. The Compensation Committee must approve any recommended equity grants before they can be made.

The Compensation Committee uses the various equity incentive awards available to it under the 2014 Omnibus Plan to retain executives and other key employees and achieve the following additional goals:

•	to reward past performance;

•	to incentivize future performance (both short-term and long-term);

•	to align executives’ long-term interest with that of the stockholders; and

•	to enhance the longer-term performance and profitability of the Company.

The Compensation Committee’s current intention is to achieve these goals by making annual awards to the Company’s executive officers and other key employees, using a combination of restricted stock and stock-settled stock appreciation rights.

Performance Earned Restricted Stock (PERS). The Compensation Committee currently awards Performance Earned Restricted Stock, or PERS, under the 2014 Omnibus Plan. The threshold and maximum number of and performance goals for the award of PERS for a given fiscal year are set early in that year. The determination of whether and to what extent the PERS have been achieved for a fiscal year is made at the July meeting of the Compensation Committee following the close of that fiscal year. Based on that determination, the actual grants, if any, with respect to a fiscal year are made at that same meeting. With respect to fiscal 2022, the maximum number and performance goals were set early in fiscal 2022 and the Compensation Committee determined whether and to what extent the PERS were achieved at its meeting in July 2022.

For fiscal 2022, pursuant to the 2014 Omnibus Plan, the Compensation Committee approved a contingent target award of PERS to the named executive officers of up to 33,800 shares to be based upon the level of attainment of the fiscal 2022 performance goal for EBIT margin. A maximum of 150% of target could be earned if the goal were to be

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exceeded by a certain level. In July 2021, the Compensation Committee established a target of 13.0% for EBIT margin. For fiscal 2022, actual EBIT margin was 10.6%. Based on the criteria outlined, the Compensation Committee determined that no PERS would be awarded to the named executive officers.

Stock Appreciation Rights (SARs). In July 2022, pursuant to the 2014 Omnibus Plan, the Compensation Committee awarded SARs totaling 280,000 shares to the executive officers. The SARs awards granted to the named executive officers in July 2022 are set forth below in the Grants of Plan-Based Awards for Fiscal 2022 table. The value of SARs is one component of the named executive officers’ long term incentive compensation intended to maintain such compensation competitive with the market median.

Supplemental Executive Retirement Plan (SERP) Restricted Stock. SERP Restricted Stock was established to provide for supplemental retirement benefits to officers and other key employees of the Company designated by the Board of Directors whose retirement plan benefits may be limited under applicable law and the Internal Revenue Code. In July 2021, the Compensation Committee awarded 7,066 shares of restricted stock to the named executive officers under the 2014 Omnibus Plan.

Performance Stock Units (PSUs). In July 2021, the Compensation Committee approved contingent awards of PSUs to Messrs. Frank C. Sullivan, Gordon, Moore and Kinser, and Ms. Kastner, at a target level of 59,300 shares with a maximum possible award of up to 118,600 shares. Awarded pursuant to the 2014 Omnibus Plan, the purpose of the PSU awards is to provide an added incentive to key officers to improve the long-term performance of the Company.

The PSU awards were made contingent upon the level of attainment of performance goals for the three-year performance period from June 1, 2021 ending May 31, 2024.

Vesting of 50% of the PSU awards relates to increasing Adjusted EBIT Margin (“AEM”) for the period, and vesting of the remaining 50% relates to increasing Adjusted Revenue Growth (“ARG”) for the period.

With respect to that portion of the PSU awards that may vest based upon achievement of improvement in AEM, the threshold increase in AEM must be achieved before any of the AEM portion of the PSU awards vest. If such threshold increase in AEM is achieved, 25% of the AEM portion of the PSU awards will vest. If the target increase in AEM is achieved, 100% of the AEM portion of the PSU awards will vest. If the maximum increase in AEM is achieved, 200% of the AEM portion of the PSU awards will vest.

With respect to that portion of the PSU awards that may vest based upon achievement of improvement in ARG, the threshold increase in ARG must be achieved before any of this portion of the PSU awards vest. If such threshold increase in ARG is achieved, 25% of the ARG portion of the PSU awards will vest. If the target increase in ARG is achieved, 100% of the ARG portion of the PSU awards will vest. If the maximum increase in ARG is achieved, 200% of the ARG portion of the PSU awards will vest.

The Compensation Committee set the performance goals related to the PSU awards at levels it believed to be achievable but would require the Company to meaningfully grow earnings and revenues. PSU awards are expected to be granted annually for successive three-year performance periods.

In July 2022, the Compensation Committee determined that for the PSUs awarded in fiscal 2020, the level of AEM achieved for the three-year period from June 1, 2019 ended May 31, 2022 was 10.6%, which was below the threshold of 13.0%, resulting in an award of 0.0% of the AEM portion of these PSUs. The level of ARG achieved for the period was 6.43%, which was above the target increase of 5.0% but below the maximum increase of 7.0%, resulting in an award of 171.3% of the ARG portion of these PSUs (or 85.65% of the total of each PSU award). Accordingly, each recipient earned 85.65% of such recipient’s PSU award, and forfeited 14.35% of such PSU award.

Timing of Equity Grants

Equity grants to the named executive officers are generally made in July at regularly scheduled meetings of the Compensation Committee. Board and Compensation Committee meetings are generally scheduled at least a year in advance. Scheduling decisions are made without regard to anticipated earnings or other major announcements by the Company.

Minimum Stock Ownership Guidelines

The Company adopted minimum stock ownership guidelines for its executive officers and Directors in July 2012. Under the stock ownership guidelines certain executive officers are required to maintain the following minimum equity stakes in the Company:

•	for the Company’s Chief Executive Officer, Common Stock equivalent to five times annual base salary; and

•	for other executive officers of the Company, Common Stock equivalent to three times annual base salary.

Executives are expected to achieve targets within five years of the date of assuming their positions. Each of the Company’s

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executive officers met the minimum stock ownership guidelines as of May 31, 2022 or is within the grace period provided by the stock ownership guidelines to achieve compliance.

Employment Agreements and Related Arrangements

We are a party to the following employment agreements with our named executive officers:

•	Frank C. Sullivan. Pursuant to an employment agreement whereby Frank C. Sullivan serves as our Chairman, President and Chief Executive Officer, Frank C. Sullivan is entitled to an annual base salary of not less than $995,000 effective as of June 1, 2022.

•	Russell L. Gordon. Pursuant to an employment agreement that the Company had entered into with Mr. Gordon prior to his promotion to Chief Financial Officer, Mr. Gordon is entitled to an annual base salary of not less than $535,000 effective as of June 1, 2022.

•	Edward W. Moore. Pursuant to an employment agreement whereby Mr. Moore serves as our Senior Vice President, General Counsel, Chief Compliance Officer and Secretary, Mr. Moore is entitled to an annual base salary of not less than $425,000 effective as of June 1, 2022.

•	Janeen B. Kastner. Pursuant to an employment agreement whereby Ms. Kastner serves as our Vice President–Corporate Benefits and Risk Management, Ms. Kastner is entitled to an annual base salary of not less than $415,000 effective as of June 1, 2022.

•	Timothy R. Kinser. Pursuant to an employment agreement whereby Mr. Kinser serves as our Vice President–Operations, Mr. Kinser is entitled to an annual base salary of not less than $400,000 effective as of June 1, 2022.

Pursuant to the employment agreements, each of our named executive officers serves for a term ending on May 31, 2022, which is automatically extended for additional one-year periods unless either party gives the other party notice of nonrenewal two months in advance of the annual renewal date. In accordance with these automatic extension provisions, the employment agreement with each of our named executive officers has been extended to May 31, 2023. Each of our named executive officers is also eligible to receive such annual cash incentive compensation or bonuses as our Compensation Committee may determine based upon our results of operations and other relevant factors. Our named executive officers also generally entitled to participate in our employee benefit plans. Under the employment agreements, each of our named executive officers is entitled to receive fringe benefits in line with our present practice relating to the officer’s position, including the use of the most recent model of a full-sized automobile.

See “Other Potential Post-Employment Compensation” for a discussion of additional terms of the employment agreements related to restrictive covenants and potential post-employment compensation.

New Form of Employment Agreement

In 2016, the Compensation Committee approved a new form of employment agreement that has been used for new employment agreements entered into with our executives since 2016. Mr. Kinser’s employment agreement is based on this new form. The new form of employment agreement generally follows the current employment agreements with our other named executive officers, except that the new form of employment agreement removes a provision that accelerates equity awards upon a termination of employment following a change in control. Instead, any outstanding equity awards will be subject to the terms of their respective plans and award agreements (for example, equity awards granted under the 2014 Omnibus Plan will follow the double-trigger vesting provisions set forth in the 2014 Omnibus Plan). Further, the new form of employment agreement does not provide for a tax gross-up for excise taxes triggered under Section 280G of the Internal Revenue Code, but instead includes a “best-net alternative” provision, under which the executive would receive the greater of the total parachute payments, after taxes (including the excise tax) have been paid, or reduced parachute payments equal to the highest amount that may be paid without triggering the excise tax under Section 280G. The definitions of “change in control” and “good reason” were also revised to match the definitions for such terms in the 2014 Omnibus Plan.

Policy on Clawback of Executive Compensation

In 2012, the Board of Directors adopted a policy regarding the clawback of executive compensation. If, as the result of the gross negligence or willful misconduct of any executive officer of the Company, the Company is required to restate all or a portion of its financial statements, the Board of Directors will, to the extent permitted by governing law, require reimbursement of any bonus or incentive compensation awarded to such executive officer or effect the cancellation of unvested restricted or deferred stock awards or stock appreciation rights previously granted to the executive officer if:

•	the amount of the bonus, incentive compensation or stock award was calculated based upon the achievement of certain financial results that were subsequently the subject of a restatement,

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EXECUTIVE COMPENSATION (CONTINUED)

•	the amount of the bonus, incentive compensation or stock award that would have been awarded to the executive officer had the financial results been properly reported would have been lower than the amount actually awarded, and

•	it is reasonable to do so (e.g., the expense of recovering the compensation does not exceed the amount recovered).

Post-Employment Compensation and Change in Control

Each of the employment agreements with Messrs. Frank C. Sullivan, Gordon, Moore and Kinser, and Ms. Kastner provides for payments and other benefits if the named executive officer’s employment terminates under certain circumstances, such as being terminated without cause within two years of a change in control, which is often referred to as a “double-trigger.” We believe that these payments and other benefits are important to recruiting and retaining our named executive officers, as many of the companies with which we compete for executive talent provide for similar payments to their senior employees. Additional information regarding these payments and other benefits is found under the heading “Other Potential Post-Employment Compensation.”

Section 162(m) of the Internal Revenue Code

As part of the 2017 Tax Cuts and Jobs Act (the “Tax Reform Act”), the ability to rely on the performance-based compensation exception under Section 162(m) was eliminated, and the limitation on deductibility generally was expanded to include all named executive officers. As a result of the Tax Reform Act, going forward and subject to certain grandfathered provisions, we will no longer be able to deduct any compensation paid to our named executive officers in excess of $1,000,000. The Compensation Committee continues to assess the impact of the amendments to Section 162(m) to determine what adjustments to our executive compensation practices, if any, it considers appropriate.

Perks and Other Benefits

Our named executive officers participate in various employee benefit plans that are generally available to all employees and on the same terms and conditions as with respect to other similarly situated employees. These include normal and customary programs for life insurance, health insurance, prescription drug insurance, dental insurance, short and long term disability insurance, pension benefits and matching gifts for charitable contributions. While these benefits are considered to be an important and appropriate employment benefit for all employees, they are not considered to be a material component of a named executive officer’s annual compensation program. Because the named executive officers receive these benefits on the same basis as other employees, these benefits are not established or determined by the Compensation Committee separately for each named executive officer as part of the named executive officer’s annual compensation package.

In addition, we maintain a 401(k) retirement savings plan for the benefit of all of our employees, including our named executive officers. In fiscal 2022, we provided a Company match of up to 4% of the qualified retirement plan compensation limit per employee, which executives also were able to receive. RPM’s company match is fully vested to all employees, including executives, at the time of contribution. As is the case with all employees, unless they elect to make their contributions on an after-tax basis, named executive officers are not taxed on their contributions to the 401(k) retirement savings plan or earnings on those contributions until they receive distributions from the 401(k) retirement savings plan, and all RPM contributions are tax deductible by us when made.

During fiscal 2022 we provided the use of cars to our named executive officers. Also during fiscal 2022, we made financial and estate planning services available to Messrs. Frank C. Sullivan and Moore, and we paid executive life insurance premiums for the benefit of our named executive officers.

We periodically review the perquisites that named executive officers receive.

Other Plans

In addition to the above described plans, the Company offers a tax qualified defined benefit retirement plan. Information about this plan can be found under the heading “Pension Benefits for Fiscal 2022.” The Company also offers a deferred compensation plan. Under this plan, selected management employees, certain highly compensated employees and Directors are eligible to defer a portion of their salary, bonus, incentive plan amounts and Director fees until a future date. A participant’s account will be credited with investment gains or losses as if the amounts credited to the account were invested in selected investment funds. Additional information about this plan can be found under the heading, “Nonqualified Deferred Compensation for Fiscal 2022.”

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the Company’s management and legal counsel. Based on that review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and in the Company’s definitive proxy statement

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EXECUTIVE COMPENSATION (CONTINUED)

prepared in connection with its 2022 Annual Meeting of Stockholders.

COMPENSATION COMMITTEE

David A. Daberko, Chairman

Robert A. Livingston

William B. Summers, Jr.

Elizabeth F. Whited

The above Report of the Compensation Committee does not constitute soliciting material and should not be deemed filed with the Commission or subject to Regulation 14A or 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically requests that the information in this Report be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act. If this Report is incorporated by reference into the Company’s Annual Report on Form 10-K, such disclosure will be furnished in such Annual Report on Form 10-K and will not be deemed incorporated by reference into any filing under the Securities Act or the Exchange Act as a result of furnishing the disclosure in this manner.

Compensation-Related Risk Assessment

The Compensation Committee considers risks related to the attraction and retention of talent and risks relating to the design of compensation programs and arrangements affecting executive officers and employees. Our compensation programs reward outstanding performance by our operating companies, and do not encourage excessive risk taking on the part of our executive officers and employees. Further, elements of our compensation programs, including our minimum stock ownership guidelines, our clawback policy and the three-year performance period structure of our PSU awards, help mitigate compensation-related risk. After considering the Company’s compensation program as a whole and receiving the input of the Compensation Committee, we have concluded that risks arising from our compensation policies and practices applicable to our employees are not reasonably likely to have a material adverse effect on the Company. In reaching that conclusion, we considered, among other things, the general performance-based philosophy of our compensation program, the material consistency of our compensation structure throughout all key employee levels of the Company, the balance of long and short term components of compensation, and the Company’s risk profile generally.

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EXECUTIVE COMPENSATION (CONTINUED)

Summary Compensation Table

The following table sets forth information regarding the compensation of our Chief Executive Officer, our Chief Financial Officer and our other named executive officers for fiscal 2022 and, where required, fiscal 2021 and fiscal 2020.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($)(1) (d)	Stock Awards ($)(2)(3) (e)	Option Awards ($)(2)(3) (f)	Non-Equity Incentive Plan Compensation ($)(4) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5) (h)	All Other Compensation ($)(6) (i)	Total ($) (j)
Frank C. Sullivan	2022	995,000	0	3,219,192	3,618,000	995,000	0	226,387	9,053,579
Chairman, President and Chief Executive Officer	2021	920,375	0	5,771,861	3,344,000	1,580,000	103,753	204,345	11,924,334
	2020	970,125	0	3,899,620	2,876,000	1,075,000	171,397	191,623	9,183,765
Russell L. Gordon	2022	510,000	0	808,188	361,800	460,000	0	51,783	2,191,771
Vice President and Chief Financial Officer	2021	484,575	0	1,497,484	334,400	625,000	80,044	49,778	3,071,281
	2020	492,858	0	1,055,291	287,600	485,000	152,201	48,753	2,521,703
Edward W. Moore	2022	400,000	0	666,232	361,800	360,000	0	139,464	1,927,496
Senior Vice President, General Counsel and Chief Compliance Officer	2021 2020	380,250 386,750	0 0	1,285,404 906,456	334,400 287,600	490,000 380,000	94,776 141,235	125,492 120,548	2,710,322 2,222,589
Janeen B. Kastner	2022	385,000	0	771,591	361,800	347,000	0	49,699	1,915,090
Vice President – Corporate Benefits and Risk Management	2021	360,750	0	1,454,550	334,400	463,000	76,668	49,373	2,738,741
	2020	366,917	0	972,232	287,600	360,000	140,172	45,372	2,172,293
Timothy R. Kinser Vice President – Operations	2022	361,250	0	287,912	361,800	330,000	0	36,910	1,377,872
Michael H. Sullivan	2021	138,750	0	686,486	0	0	0	878,563	1,703,799
Former Vice President – Operations and Chief Restructuring Officer	2021	341,250	0	1,172,457	334,400	450,000	76,049	72,951	2,447,107
	2020	325,208	0	850,565	287,600	335,000	0	30,047	1,828,420

(1)	Amounts earned under the Incentive Plan are reported in the Non-Equity Incentive Plan Compensation column.

(2)	The dollar value of restricted stock and SARs set forth in these columns is equal to the fair market value as of the date of the respective grant.

(3)

Information regarding the shares of SARs granted to our named executive officers in July 2022 is set forth in the Grants of Plan-Based Awards for Fiscal 2022 table. The Grants of Plan-Based Awards for Fiscal 2022 table also sets forth the aggregate grant date fair value of the restricted stock granted during fiscal 2022 computed in accordance with ASC 718. Shares of restricted stock and SARs are subject to risk of forfeiture.

2022 Stock Awards include PSU grants for each named executive officer. Such grants assume the target amount of PSUs is awarded, although the grants are contingent upon the level of attainment of performance goals for the three-year period from June 1, 2021 ending May 31, 2024. If the maximum amount of PSUs is awarded for each named executive officer, the grant date fair value of such awards would be as follows: for Frank C. Sullivan, $6,137,258; for each of Messrs. Gordon and Moore, and Ms. Kastner, $1,234,406, and Mr. Kinser, $469,422.

(4)

The amounts set forth in this column were earned during fiscal 2022 and paid in July 2022, earned during fiscal 2021 and paid in July 2021 and earned during fiscal 2020 and paid in July 2020 for 2022, 2021 and 2020, respectively, under our Incentive Plan.

(5)

The amounts set forth in this column reflect the change in present value of the executive officer’s accumulated benefits under the RPM International Inc. Retirement Plan (the “Retirement Plan”). During 2022, 2021 and 2020, there were no above-market or preferential earnings on nonqualified deferred compensation. Increases in discount rate and short-term lump sum interest rates resulted in lower pension values than the prior year. The pension values decreased as follows: Frank C. Sullivan, $13,639; Mr. Gordon, $66,992; Mr. Moore, $128; Ms. Kastner, $66,902; Mr. Kinser, $1,642, and Michael H. Sullivan, $76,049. Michael H. Sullivan did not meet the vesting requirements of the Retirement Plan and therefore did not receive a pension benefit upon his retirement.

(6)

All Other Compensation includes Company contributions to the 401(k) plan, life insurance premiums, automobile allowances, financial/estate planning, periodic executive physical examinations and charitable matching programs. For each named executive officer for whom the total value of all personal benefits exceed $10,000 in fiscal 2022, the amount of incremental cost to the Company for each personal benefit listed below, if applicable and to the extent such cost exceeded the greater of $25,000 or 10% of the total personal benefits for such named executive officer is as follows: leased automobile: Frank C. Sullivan $26,914; and life insurance premiums: Frank C. Sullivan $167,586, Mr. Moore $95,804 and Mr. Gordon $27,149. Life insurance coverage amounts have not changed for these named executive officers. However, as each named executive officer ages, life insurance premiums increase.

In addition, for Michael H. Sullivan, amounts set forth in this column include payments made in accordance with his employment agreement as described in our Current Report on Form 8-K dated October  14, 2021.

Pay Ratio Disclosure

For fiscal 2022, we estimate that the ratio of the total annual compensation of our Chief Executive Officer ($9,053,579) to the total annual compensation of our median employee ($53,131) is 170:1. We determined our median employee based on total cash and equity compensation paid to our active employees as of March 1, 2022. We included all full time, part time, seasonal and temporary employees, whether employed domestically or overseas, and whether employed directly or by a consolidated subsidiary. Compensation for employees hired during the fiscal year was annualized. Once the median employee was identified, total annual compensation for the employee was calculated using the same methodology used for our named executive officers as set forth in the 2022 Summary Compensation Table above.

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EXECUTIVE COMPENSATION (CONTINUED)

Grants of Plan-Based Awards for Fiscal 2022

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)
Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)				Grant Date Fair Value of Stock and Option Awards ($)(2) (I)
Frank C. Sullivan	7/21/21
	SERP
	Restricted Stock(3)							1,732			150,563
	Incentive Plan Award	1,243,750		1,990,000
	7/18/22 PERS(4)				8,300		20,750	0			0
	7/21/21 PSUs(5)							70,600			6,137,258
	7/18/22 SARs(6)								200,000	81.01	3,618,000
	7/18/22 PERS							0			0
Russell L. Gordon	7/21/21
	SERP
	Restricted Stock(3)							2,197			190,985
	Incentive Plan Award	510,000		765,000
	7/18/22 PERS(4)				2,150		5,375	0			0
	7/21/21 PSUs(5)							14,200			1,234,406
	7/18/22 SARs(6)								20,000	81.01	361,800
	7/18/22 PERS							0			0
Edward W. Moore	7/21/21
	SERP
	Restricted Stock(3)							564			49,029
	Incentive Plan Award	400,000		600,000
	7/18/22 PERS(4)				2,150		5,375	0			0
	7/21/21 PSUs(5)							14,200			1,234,406
	7/18/22 SARs(6)								20,000	81.01	361,800
	7/18/22 PERS							0			0
Janeen B. Kastner	7/21/21
	SERP
	Restricted Stock(3)							1,776			154,388
	Incentive Plan Award	385,000		577,500
	7/18/22 PERS(4)				2,150		5,375	0			0
	7/21/21 PSUs(5)							14,200			1,234,406
	7/18/22 SARs(6)								20,000	81.01	361,800
	7/18/22 PERS							0			0
Timothy R. Kinser	7/21/21
	SERP
	Restricted Stock(3)							612			53,201
	Incentive Plan Award	370,000		555,000
	7/18/22 PERS(4)				2,150		5,375	0			0
	7/21/21 PSUs(5)							5,400			469,422
	7/18/22 SARs(6)								20,000	81.01	361,800
	7/18/22 PERS							0			0
Michael H. Sullivan	7/21/21
	SERP
	Restricted Stock(3)							797			69,283
	7/21/21 PSUs(5)							14,200			1,234,406

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EXECUTIVE COMPENSATION (CONTINUED)

(1)

These columns show the possible payouts for each named executive officer under the Incentive Plan for fiscal 2022 based on the goals set in early fiscal 2022. Detail regarding actual awards under the Incentive Plan is reported in the Summary Compensation Table and is included in the Compensation Discussion and Analysis.

(2)

The values included in this column represent the grant date fair value of restricted stock computed in accordance with ASC 718, except no assumptions for forfeitures were included. A discussion of the assumptions used in calculating the compensation cost is set forth in Note J of the Notes to Consolidated Financial Statements of our 2022 Annual Report on Form 10-K.

(3)

Shares of SERP restricted stock awarded under the 2014 Omnibus Plan. These shares vest on the earliest to occur of (a) the later of either the employee’s attainment of age 55 or the fifth anniversary of the May 31st immediately preceding the date on which the shares of restricted stock were awarded, (b) the retirement of the employee on or after the attainment of age 65 or (c) a change in control with respect to the Company.

(4)	PERS for which the threshold and maximum number of shares and performance goals with respect to fiscal 2022 were determined in early fiscal 2022 and are disclosed herein pursuant to Commission rules.

(5)

PSU awards were made pursuant to the 2014 Omnibus Plan and are contingent upon the level of attainment of performance goals for the three-year period from June 1, 2021 ending May 31, 2024. The determination of whether and to what extent the PSU awards are achieved for such period will be made following the close of fiscal year 2024. The amounts set forth in columns (i) and (l) assume the maximum amount of PSUs is awarded.

(6)	SARs granted pursuant to the 2014 Omnibus Plan. These SARs vest in four equal installments, beginning July 18, 2023.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Salary. Salaries paid to our named executive officers pursuant to their employment arrangements with us are set forth in the Summary Compensation Table. For fiscal 2022, salaries paid to our named executive officers accounted for the following percentages of their total compensation reported in the “Total” column of the Summary Compensation Table: Frank C. Sullivan (11%), Mr. Gordon (23%), Mr. Moore (21%), Ms. Kastner (20%) and Mr. Kinser (26%). For fiscal 2021, salaries paid to our named executive officers accounted for the following percentages of their total compensation reported in the “Total” column of the Summary Compensation Table: Frank C. Sullivan (8%), Mr. Gordon (16%), Mr. Moore (14%), Ms. Kastner (13%) and Michael H. Sullivan (14%). For fiscal 2020, salaries paid to our named executive officers accounted for the following percentages of their total compensation reported in the “Total” column of the Summary Compensation Table: Frank C. Sullivan (11%), Mr. Gordon (20%), Mr. Moore (17%), Ms. Kastner (17%) and Michael H. Sullivan (18%).

Bonus. No bonuses were awarded to our named executive officers during fiscal 2022, fiscal 2021 or fiscal 2020, although the named executive officers did receive cash awards under our Incentive Plan, as further described under the caption “Non-Equity Incentive Plan Compensation” below.

Stock Awards. The amounts in the “Stock Awards” column of the “Grants of Plan-Based Awards for Fiscal 2022” table consist of restricted stock and performance earned restricted stock grants. Each of these grants is described in further detail under the heading “Compensation Discussion and Analysis – Equity Compensation.”

•	SERP Restricted Stock. We granted restricted stock under our 2014 Omnibus Plan. The SERP restricted stock awards granted to our named executive officers are set forth in the table “Grants of Plan-Based Awards for Fiscal 2022.” The vesting of SERP restricted stock upon either the death or disability of the named executive officer or upon a change in control of our Company is described under the heading “Other Potential Post-Employment Compensation.”
•	PSUs. Pursuant to our 2014 Omnibus Plan, we awarded performance stock units, or PSUs, to our named executive officers. The PSU awards are contingent upon the level of attainment of performance goals for the three-year period from June 1, 2021 ending May 31, 2024. The PSU awards are set forth in the table “Grants of Plan-Based Awards for Fiscal 2022.”

•	PERS. Pursuant to our 2014 Omnibus Plan, we award performance earned restricted stock grants, or PERS, to our named executive officers. The PERS granted to our named executive officers are set forth in the table “Grants of Plan-Based Awards for Fiscal 2022.” For fiscal 2022 no PERS were granted to our named executive officers.

The amounts included in the “Stock Awards” column of the Summary Compensation Table represent the grant date fair value of grants made in accordance with ASC 718.

Option Awards. Pursuant to our 2014 Omnibus Plan, we awarded stock appreciation rights, or SARs, to our named executive officers. The SARs granted to our named executive officers are set forth in the table “Grants of Plan-Based Awards for Fiscal 2022.” These grants are described in further detail under the heading “Compensation Discussion and Analysis – Equity Compensation – Stock Appreciation Rights (SARs).” The amounts included in the “Option Awards” column of the Summary Compensation Table represent the grant date fair value of grants made in accordance with ASC 718.

Non-Equity Incentive Plan Compensation. The non-equity incentive plan compensation set forth in the Summary Compensation Table reflects annual cash incentive compensation under our Incentive Plan. Annual cash incentive compensation is earned based upon the achievement of performance objectives as described under the heading “Compensation Discussion and Analysis – Annual Cash Incentive Compensation.”

Change in Pension Value and Nonqualified Deferred Compensation Earnings. For each measurement date shown, the accrued benefit was determined assuming that such amounts were payable to each of our named executive officers at their

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EXECUTIVE COMPENSATION (CONTINUED)

earliest unreduced retirement age in the Retirement Plan –65 years with five years of participation, and it was assumed that 5% will be paid a life annuity, 10% will be paid a 100% joint and survivor annuity, and 85% will be paid a lump sum.

For calculations in the form of a life annuity:

•	As of May 31, 2020, the mortality table used was the Pri-2012 no-collar retiree generational mortality table for males and females with mortality improvements projected using Scale MP-2019, and the interest rate used to determine the present values was 2.77%.

•	As of May 31, 2021, the mortality table used was the Pri-2012 no-collar retiree generational mortality table for males and females with mortality improvements projected using Scale MP-2020, and the interest rate used to determine the present values was 2.75%.

•	As of May 31, 2022, the mortality table used was the Pri-2012 no-collar retiree generational mortality table for males and females with mortality improvements projected using Scale MP-2021, and the interest rate used to determine the present values was 4.44%.

For calculations in the form of a 100% joint and survivor annuity, the interest rate used in the conversion was 7.00%, based on the plan’s definition of actuarial equivalence. Spouses of male participants are assumed to be two years younger, and the spouses of female participants are assumed to be two years older:

•	As of May 31, 2020, the mortality table used was the applicable mortality table outline in IRS Section 417(e) projected to 2029 using Scale MP-2019, and the interest rate used to determine the present values was 2.77%.

•	As of May 31, 2021, the mortality table used was the applicable mortality table outline in IRS Section 417(e) projected to 2030 using Scale MP-2019, and the interest rate used to determine the present values was 2.75%.

•	As of May 31, 2022, the mortality table used was the applicable mortality table outline in IRS Section 417(e) projected to 2031 using Scale MP-2020, and the interest rate used to determine the present values was 4.44%.

For calculations under the plan in the form of a lump sum:

•	As of May 31, 2020, the mortality table used was the applicable mortality table outlined in Internal Revenue Code Section 417(e) projected to 2029 using scale MP-2019. The interest rates used to determine the present values at normal retirement date were the April 2020 segment rates (1.58% for the first five years, 2.88% for the next 15 years and 3.24% thereafter) phased in over five years to the long term expected lump sum segment rates (3.85% for the first five years, 4.37% for the next 15 years, and 4.67% thereafter). The lump sum present value was then discounted back to May 31, 2020 using 2.77%.

•	As of May 31, 2021, the mortality table used was the applicable mortality table outlined in Internal Revenue Code Section 417(e) projected to 2030 using scale MP-2020. The interest rates used to determine the present values at normal retirement date were the April 2021 segment rates (0.67% for the first five years, 2.84% for the next 15 years and 3.47% thereafter) phased in over five years to the long term expected lump sum segment rates (3.55% for the first five years, 4.07% for the next 15 years and 4.37% thereafter). The lump sum present value was then discounted back to May 31, 2021 using 2.75%.

•	As of May 31, 2022, the mortality table used was the applicable mortality table outlined in Internal Revenue Code Section 417(e) projected to 2031 using scale MP-2020. The interest rates used to determine the present values at normal retirement date were the April 2022 segment rates (3.00% for the first five years, 4.22% for the next 15 years and 4.17% thereafter) phased in over five years to the long term expected lump sum segment rates (3.55% for the first five years, 4.07% for the next 15 years and 4.37% thereafter). The lump sum present value was then discounted back to May 31, 2022 using 4.44%.

All Other Compensation. All other compensation of our named executive officers is set forth in the Summary Compensation Table and described in detail in footnote (6) of the table. These benefits include those discussed in further detail under the heading “Compensation Discussion and Analysis – Perks and Other Benefits.”

Employment Agreements and Related Arrangements. Each named executive officer is employed under an employment agreement. The terms of the employment agreements are described under the headings “Compensation Discussion and Analysis – Employment Agreements and Related Arrangements” and “Other Potential Post-Employment Compensation.”

Additional Information. We have provided additional information regarding the compensation we pay to our named executive officers under the headings “Compensation Discussion and Analysis” and “Other Potential Post-Employment Compensation.”

The Company offers both an active defined benefit pension plan and a matching 401(k) plan for U.S. employees. The Company’s worldwide employees have comprehensive health coverage and other competitive benefit packages, in keeping with local laws and customs.

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EXECUTIVE COMPENSATION (CONTINUED)

Outstanding Equity Awards at Fiscal Year-End for 2022

The following table provides information on the holdings of SARs and restricted stock by the named executive officers at May 31, 2022.

	Option Awards						Stock Awards

Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2) (i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3) (j)
Frank C. Sullivan

SERP
Restricted Stock							4,932	(4)	434,509
PERS							59,150	(5)	5,211,115
PERS										20,750	(6)	1,828,075	(6)
PSUs										250,600	(7)	22,077,860	(7)
SARs	200,000	0			47.1400	7/20/2025
	200,000	0			50.9900	7/25/2026
	200,000	0			55.1900	7/17/2027
	157,500	52,500	(8)		60.0100	7/16/2028
	100,000	100,000	(9)		62.1700	7/18/2029
	50,000	150,000	(10)		78.4900	7/22/2030
	0	200,000	(11)		86.9300	7/21/2031
Russell L. Gordon

SERP
Restricted Stock							12,984	(12)	1,143,890
PERS							14,900	(13)	1,312,690
PERS										5,375	(6)	473,538	(6)
PSUs										50,200	(7)	4,422,620	(7)
SARs	30,000	0			33.8000	7/18/2023
	30,000	0			44.6000	7/21/2024
	30,000	0			47.1400	7/20/2025
	30,000	0			50.9900	7/25/2026
	30,000	0			55.1900	7/17/2027
	22,500	7,500	(8)		60.0100	7/16/2028
	10,000	10,000	(9)		62.1700	7/18/2029
	5,000	15,000	(10)		78.4900	7/22/2030
	0	20,000	(11)		86.9300	7/21/2031
Edward W. Moore

SERP
Restricted Stock							3,462	(14)	305,002
PERS							14,900	(15)	1,312,690
PERS										5,375	(6)	473,538	(6)
PSUs										50,200	(7)	4,422,620	(7)
SARs	0	7,500	(8)		60.0100	7/16/2028
	0	10,000	(9)		62.1700	7/18/2029
	0	15,000	(10)		78.4900	7/22/2030
	0	20,000	(11)		86.9300	7/21/2031

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EXECUTIVE COMPENSATION (CONTINUED)

	Option Awards						Stock Awards

Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2) (i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3) (j)
Janeen B. Kastner

SERP
Restricted Stock							8,276	(16)	729,116
PERS							14,900	(17)	1,312,690
PERS										5,375	(6)	473,538	(6)
PSUs										50,200	(7)	4,422,620	(7)
SARs	30,000	0			47.1400	7/20/2025
	30,000	0			50.9900	7/25/2026
	30,000	0			55.1900	7/17/2027
	22,500	7,500	(8)		60.0100	7/16/2028
	10,000	10,000	(9)		62.1700	7/18/2029
	5,000	15,000	(10)		78.4900	7/22/2030
	0	20,000	(11)		86.9300	7/21/2031
Timothy R. Kinser

SERP
Restricted Stock							3,079	(18)	271,260
PERS							9,600	(19)	845,760
PERS										5,375	(6)	473,538	(6)
PSUs										18,900	(7)	1,665,090	(7)

(1)

Market value of Common Stock reported in column (h) was calculated by multiplying $88.10, the closing market price of the Company’s Common Stock on May 31, 2022, the last business day of fiscal 2022, by the number of shares.

(2)	Represents the maximum number of shares that could be paid out.

(3)

Market value of equity incentive awards of stock reported in column (j) was calculated by multiplying the closing market price of the Company’s Common Stock on May 31, 2022, the last business day of fiscal 2022, by the maximum number of shares that could be paid out.

(4)

These shares of SERP restricted stock vest on the fifth anniversary of the May 31st immediately preceding the date on which each grant of restricted stock was made. These shares could vest earlier upon the death or disability of Frank C. Sullivan, upon termination without cause, or upon a change of control of the Company prior to those dates.

(5)	These PERS vest according to the following schedule: 20,000 shares on July 18, 2022, 18,000 on July 22, 2023 and 21,150 on July 21, 2024.

(6)

In early fiscal 2022, the Compensation Committee determined the maximum number of and performance goals for the award of PERS with respect to fiscal 2022. Market value reported in column (j) was calculated by multiplying the closing market price of the Company’s Common Stock on May 31, 2022 by the estimated number of shares in column (i).

(7)

The PSU awards were made pursuant to the 2014 Omnibus Plan and are contingent upon the level of attainment of performance goals for the three-year period from June 1, 2019 ending May 31, 2022, the three-year period from June 1, 2020 ending May 31, 2023 and the three-year period from June 1, 2021 ending May 31, 2024. The determination of whether and to what extent the PSU awards are achieved will be made following the close of fiscal year 2022, fiscal year 2023 and fiscal year 2024, respectively. The amounts set forth in columns (i) and (j) assume the maximum amount of PSUs are awarded.

In July 2022, the Compensation Committee determined that that 85.65% of the performance goals for the three-year period from June 1, 2019 ending May 31, 2022 were attained. Accordingly, each recipient earned 85.65% of the recipient’s grant, and forfeited 14.35% of such grant.

(8)	These SARs become exercisable on July 16, 2022.

(9)	These SARs become exercisable in two equal installments on July 18, 2022 and July 18, 2023.

(10)	These SARs become exercisable in three equal installments on July 22, 2022, July 22, 2023 and July 22, 2024.

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EXECUTIVE COMPENSATION (CONTINUED)

(11)	These SARs become exercisable in four equal installments on July 21, 2022, July 21, 2023, July 21, 2024 and July 21, 2025.

(12)

These shares of SERP restricted stock vest on the fifth anniversary of the May 31st immediately preceding the date on which each grant of restricted stock was made. These shares could vest earlier upon the death or disability of Mr. Gordon, upon termination without cause, or upon a change in control of the Company prior to that date.

(13)	These PERS vest according to the following schedule: 5,000 shares on July 18, 2022, 4,500 shares on July 22, 2023 and 5,400 shares on July 21, 2024.

(14)

These shares of SERP restricted stock vest on the fifth anniversary of the May 31st immediately preceding the date on which each grant of restricted stock was made. These shares could vest earlier upon the death or disability of Mr. Moore, upon termination without cause, or upon a change in control of the Company prior to those dates.

(15)	These PERS vest according to the following schedule: 5,000 shares on July 18, 2022, 4,500 shares on July 22, 2023 and 5,400 shares on July 21, 2024.

(16)

These shares of SERP restricted stock vest on the fifth anniversary of the May 31st immediately preceding the date on which each grant of restricted stock was made. These shares could vest earlier upon the death or disability of Ms. Kastner, upon termination without cause, or upon a change in control of the Company prior to that date.

(17)	These PERS vest according to the following schedule: 5,000 shares on July 18, 2022, 4,500 shares on July 22, 2023 and 5,400 shares on July 21, 2024.

(18)

These shares of SERP restricted stock vest on the fifth anniversary of the May 31st immediately preceding the date on which each grant of restricted stock was made. These shares could vest earlier upon the death or disability of Mr. Kinser, upon termination without cause, or upon a change in control of the Company prior to those dates.

(19)	These PERS vest according to the following schedule: 3,000 shares on July 18, 2022, 3,000 shares on July 22, 2023 and 3,600 shares on July 21, 2024.

Michael H. Sullivan’s 40,000 SARs vested immediately on October 15, 2021, the effective date of his departure from the Company. Both his 20,000 SARs, granted on July 22, 2020 at a grant price of $78.49, and his 20,000 SARs, granted on July 21, 2021 at a grant date price of $86.93, are exercisable and expire on October 15, 2024. Michael H. Sullivan’s PSUs were forfeited upon his departure from the Company.

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EXECUTIVE COMPENSATION (CONTINUED)

Option Exercises and Stock Vested during Fiscal 2022

This table provides information for the named executive officers on SAR exercises and restricted stock vesting during fiscal 2022, including the number of shares acquired upon exercise and the value realized, before payment of any applicable withholding tax and broker commissions.

	Option Awards		Stock Awards

Name (a)	Number of Shares Acquired on Exercise (#)(b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)

Frank C. Sullivan	0	0	29,729	2,588,401

Russell L. Gordon	0	0	9,591	838,822

Edward W. Moore	25,000	733,200	7,087	618,220

Janeen B. Kastner	0	0	24,761	2,236,161

Timothy R. Kinser	0	0	3,970	349,132

Michael H. Sullivan	0	0	11,564	972,992

Pension Benefits for Fiscal 2022

Name (a)	Plan Name (b)	Number of Years Credited Service at Fiscal Year End (c)	Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)

Frank C. Sullivan	RPM International Inc. Retirement Plan	33.3	1,097,949	0

Russell L. Gordon	RPM International Inc. Retirement Plan	27.3	725,432	0

Edward W. Moore	RPM International Inc. Retirement Plan	15.6	697,615	0

Janeen B. Kastner	RPM International Inc. Retirement Plan	25.3	670,235	0

Timothy R. Kinser	RPM International Inc. Retirement Plan	14.8	517,982	0

The preceding table shows the present value of accumulated benefits payable to each continuing named executive officer, including each such named executive officer’s number of years of credited service, under our Retirement Plan determined using interest rate and mortality rate assumptions consistent with those used in our financial statements.

The Retirement Plan is a funded and tax qualified retirement plan. The monthly benefit provided by the Retirement Plan’s formula on a single life annuity basis is equal to the sum of 22.5% of a participant’s average monthly compensation, reduced pro rata for years of benefit service (as defined in the Retirement Plan) less than 30 years, plus 22.5% of a participant’s average monthly compensation in excess of his or her monthly Social Security covered compensation, reduced pro rata for years of benefit service less than 35 years. Average monthly compensation is the average monthly compensation earned during the 60 consecutive months providing the highest such average during the last

120 months preceding the applicable determination date. The compensation used to determine benefits under the Retirement Plan is generally a participant’s W-2 compensation, adjusted for certain amounts, but may not exceed the limit under the Internal Revenue Code which is applicable to tax qualified plans ($290,000 for 2021). Compensation for each of the named executive officers during 2021 only includes $290,000 of the amount shown for 2021 in column (c) of the Summary Compensation Table. A participant’s Social Security covered compensation is based on the average of the Social Security taxable wage bases in effect during the 35-year period ending with his or her attainment of the Social Security retirement age assuming his or her compensation is and has always been at least equal to the taxable wage base.

Benefits are payable as an annuity or in a single lump sum payment and are actuarially adjusted to reflect payment in a form other than a life annuity. Life annuity benefits are

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EXECUTIVE COMPENSATION (CONTINUED)

unreduced if paid on account of normal retirement or completion of 40 years of vesting service (as defined in the Retirement Plan). Normal retirement age is when a participant attains age 65 and, in general, has completed five years of service. Benefits are reduced for early commencement by multiplying the accrued benefit by an early retirement factor. Participants vest in the Retirement Plan after five years of vesting service.

Nonqualified Deferred Compensation for Fiscal 2022

Name (a)	Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($)(1) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)

Frank C. Sullivan	0	0	0	0	0

Russell L. Gordon	0	0	0	0	0

Edward W. Moore	0	0	0	0	0

Janeen B. Kastner	231,500	0	(63,940)	0	976,975

Timothy R. Kinser	213,750	0	(52,693)	0	799,854

(1)	None of the earnings in this column, if any, would be included in the Summary Compensation Table because they were not preferential or above market.

The preceding table provides information on the non-qualified deferred compensation of the continuing named executive officers in fiscal 2022. Participants in the RPM International Inc. Deferred Compensation Plan (“Deferred Compensation Plan”), including the named executive officers, may defer up to 90% of their base salary and non-equity incentive plan compensation.

A participant’s deferrals and any matching contributions are credited to a bookkeeping account under the Deferred Compensation Plan. A participant may direct that his or her account be deemed to be invested in the Company’s Common Stock or in mutual funds that are selected by the administrative committee of the Deferred Compensation Plan. The participant’s account is credited with phantom earnings or losses based on the investment performance of the deemed investment. A participant may change the investment funds used to calculate the investment performance of his or her account on a daily basis.

Deferrals of base salary, annual bonus amounts and deferred equity grants, earnings on such amounts and stock dividends credited to a participant’s account are 100% vested.

Distribution from a participant’s account is payable in a lump sum at a specified time, or upon retirement, death, termination of employment or disability prior to retirement. In the case of retirement, a participant may also elect annual installments for up to 10 years. Upon approval of the Compensation Committee, amounts can also be distributed as a result of an unforeseeable financial emergency. Earlier withdrawal of deferred compensation earned and vested as of December 31, 2004 is available but is subject to a 10% penalty.

Other Potential Post-Employment Compensation

The following table reflects the amount of compensation payable to each of the continuing named executive officers (a) in the event of termination of the executive’s employment due to retirement, death, disability, voluntary termination, termination for cause, involuntary termination without cause and not within two years of a change in control, and involuntary termination without cause or resignation with good reason within two years of a change in control, and (b) upon a change in control. The amounts shown assume that the termination was effective as of May 31, 2022 (the last business day of fiscal 2022). Consequently, the table reflects amounts earned as of May 31, 2022 (the last business day of fiscal 2022) and includes estimates of amounts that would be paid to the named executive officer upon the occurrence of the event. The estimates are considered forward-looking information that falls within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may differ materially. Factors that could affect these amounts include the timing during the year of such event and the amount of future non-equity incentive compensation. Please see “Forward-Looking Statements.”

50

EXECUTIVE COMPENSATION (CONTINUED)

Estimated Payments on Termination or Change in Control

Event	Frank C. Sullivan	Russell L. Gordon	Edward W. Moore	Janeen B. Kastner	Timothy R. Kinser

Retirement

Accelerated SARs	$5,743,225	$637,525	$637,525	$637,525	$0

Accelerated PERS	5,211,115	1,312,690	1,312,690	1,312,690	845,760

Accelerated SERP restricted stock	0	0	0	0	0

Total	$10,954,340	$1,950,215	$1,950,215	$1,950,215	$845,760

Death

Earned incentive compensation	$995,000	$523,333	$410,000	$390,000	$271,667

Accelerated SARs	5,743,225	637,525	637,525	637,525	0

Accelerated PERS	5,211,115	1,312,690	1,312,690	1,312,690	845,760

Accelerated SERP restricted stock	434,509	1,143,890	305,002	729,116	271,260

Total	$12,383,849	$3,617,438	$2,665,217	$3,069,331	$1,388,687

Disability

Earned incentive compensation	$995,000	$523,333	$410,000	$390,000	$271,667

Accelerated SARs	5,743,225	637,525	637,525	637,525	0

Accelerated PERS	5,211,115	1,312,690	1,312,690	1,312,690	845,760

Accelerated SERP restricted stock	434,509	1,143,890	305,002	729,116	271,260

Total	$12,383,849	$3,617,438	$2,665,217	$3,069,331	$1,388,687

Voluntary Termination and Termination for Cause

No payments	N/A	N/A	N/A	N/A	N/A

Total	$0	$0	$0	$0	$0

Involuntary Termination Without Cause and not within Two Years of a Change in Control

Lump sum	$7,725,000	$1,288,333	$1,210,000	$967,500	$826,667

Health and welfare benefits	75,816	37,908	50,544	34,380	34,380

Estate and financial planning	12,500	12,500	12,500	12,500	12,500

Executive life insurance coverage	604,949	45,183	218,071	32,977	10,440

Cash value of benefits under restricted stock plan	457,768	290,334	99,377	234,698	80,876

Accelerated SERP restricted stock	434,509	1,143,890	305,002	729,116	271,260

Total	$9,310,542	$2,818,148	$1,895,494	$2,011,171	$1,236,123

Involuntary Termination Without Cause or Resignation for Good Reason within Two Years of a Change in Control

Lump sum	$7,725,000	$1,288,333	$1,610,000	$967,500	$826,667

Health and welfare benefits	75,816	37,908	75,816	34,380	34,380

Estate and financial planning	25,000	12,500	25,000	12,500	12,500

Executive life insurance coverage	1,039,378	77,629	587,822	56,658	18,236

Cash value of benefits under restricted stock plan	457,768	290,334	149,065	234,698	80,876

Accelerated SERP restricted stock	434,509	1,143,890	305,002	729,116	271,260

Accelerated PSUs, PERS and SARs	21,993,270	4,161,525	4,161,525	4,161,525	1,678,305

Outplacement assistance	20,000	20,000	20,000	20,000	20,000

Excise taxes	0	0	0	0	0

Total	$31,770,741	$7,032,119	$6,934,230	$6,216,377	$2,942,224

Change in Control Only

Accelerated SERP restricted stock	$434,509	$1,143,890	$305,002	$729,116	$271,260

Accelerated PSUs, PERS and SARs	21,993,270	4,161,525	4,161,525	4,161,525	1,678,305

Excise taxes	0	0	0	0	0

Total	$22,427,779	$5,305,415	$4,466,527	$4,890,641	$1,949,565

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EXECUTIVE COMPENSATION (CONTINUED)

Payments upon Retirement

Treatment of SARs. Under the terms of the stock appreciation rights agreements under which SARs were granted, in the event of the executive’s voluntary retirement after attaining age 55 and completing five years of consecutive service with the Company the executive will be entitled to immediately exercise all unvested SARs. Messrs. Gordon, Moore, Kinser and Frank C. Sullivan and Ms. Kastner were eligible for retirement as of May 31, 2022.

Treatment of PERS Awards. Under the terms of the Performance Earned Restricted Stock (PERS) and escrow agreements, in the event of the executive’s voluntary retirement after attaining age 55 and completing at least five years of consecutive service with the Company, the restrictions on unvested PERS will lapse. Messrs. Gordon, Moore, Kinser and Frank C. Sullivan and Ms. Kastner were eligible for retirement as of May 31, 2022.

Treatment of SERP Restricted Stock. Under the terms of the Restricted Stock Plan and SERP grants issued under the 2014 Omnibus Plan, upon (a) the later of the executive’s attainment of age 55 or the fifth anniversary of the May 31 immediately before the date of the SERP restricted stock grant or (b) the executive’s retirement on or after the age of 65, the restrictions on SERP restricted stock will lapse.

Payments upon Death

Non-Equity Incentive Compensation. Under the terms of the employment agreements with Messrs. Frank C. Sullivan, Gordon, Moore and Kinser, and Ms. Kastner, in the event of the executive’s death, the executive is entitled to receive any earned incentive compensation. Earned incentive compensation is calculated as the sum of (a) any incentive compensation payable but not yet paid for the fiscal year preceding the fiscal year in which the termination date occurs, and (b) a pro rata portion of (i) for Frank C. Sullivan, the annual incentive compensation for the most recently completed fiscal year and (ii) for Messrs. Gordon, Moore and Kinser, and Ms. Kastner, the average incentive compensation for the three most recently completed fiscal years. The pro rata portion is determined by multiplying the annual or average incentive compensation, as the case may be, by a fraction, the numerator of which is the number of days in the current fiscal year of the Company that have expired prior to the termination date and the denominator of which is 365.

Treatment of SARs. Under the terms of the stock appreciation rights agreement under which SARs were granted, in the event of the executive’s death all unvested SARs will become immediately exercisable. The amounts set forth in the table for SARs reflect the difference between the closing price of our Common Stock on May 31, 2022, the last business day of fiscal 2022, and the exercise prices for the SARs for which vesting would be accelerated and for which the closing price exceeded the SAR exercise price.

Treatment of PERS Awards. Under the terms of the Performance Earned Restricted Stock (PERS) and escrow agreements, PERS awards vest automatically in the event of the executive’s death, and vesting for such PERS is reflected in the foregoing table.

Treatment of SERP Restricted Stock. Under the terms of the Restricted Stock Plan and SERP grants under the 2014 Omnibus Plan, in the event of the executive’s death, the restrictions on SERP restricted stock will lapse. The amounts set forth in the table for restricted stock reflect the number of shares of restricted stock for which vesting would be accelerated multiplied by the closing price of our Common Stock on May 31, 2022, the last business day of fiscal 2022.

Payments upon Disability

Non-Equity Incentive Compensation. Under the terms of the employment agreements with Messrs. Frank C. Sullivan, Gordon, Moore and Kinser, and Ms. Kastner, in the event of the executive’s disability, the executive is entitled to receive any earned incentive compensation. Earned incentive compensation is calculated as the sum of (a) any incentive compensation payable but not yet paid for the fiscal year preceding the fiscal year in which the termination date occurs, and (b) a pro rata portion of (i) for Frank C. Sullivan, the annual incentive compensation for the most recently completed fiscal year and (ii) for Messrs. Gordon, Moore and Kinser, and Ms. Kastner, the average incentive compensation for the three most recently completed fiscal years. The pro rata portion is determined by multiplying the annual or average incentive compensation, as the case may be, by a fraction, the numerator of which is the number of days in the current fiscal year of the Company that have expired prior to the termination date and the denominator of which is 365.

Treatment of SARs. Under the terms of the stock appreciation rights agreements under which SARs were granted, in the event of the executive’s disability, the executive will be entitled to immediately exercise all unvested SARs. The amounts set forth in the table for SARs reflect the difference between the closing price of our Common Stock on May 31, 2022, the last business day of fiscal 2022, and the exercise prices for the SARs for which vesting would be accelerated and for which the closing price exceeded the SAR exercise price.

Treatment of PERS Awards. Under the terms of the Performance Earned Restricted Stock (PERS) and escrow agreements, PERS awards vest automatically in the event of the executive’s total disability, and vesting for such PERS is reflected in the foregoing table.

52

EXECUTIVE COMPENSATION (CONTINUED)

Treatment of SERP Restricted Stock. Under the terms of the Restricted Stock Plan and SERP grants under the 2014 Omnibus Plan, in the event of the executive’s disability, the restrictions on SERP restricted stock will lapse. The amounts set forth in the table for restricted stock reflect the number of shares of restricted stock for which vesting would be accelerated multiplied by the closing price of our Common Stock on May 31, 2022, the last business day of fiscal 2022.

Payments upon Voluntary Termination and Termination for Cause

A named executive officer is not entitled to receive any additional forms of severance payments or benefits upon his or her voluntary decision to terminate employment with RPM prior to being eligible for retirement or upon termination for cause.

Payments upon Involuntary Termination Without Cause and not within Two Years of a Change in Control

Under the terms of the employment agreements with Messrs. Frank C. Sullivan, Gordon, Moore and Kinser, and Ms. Kastner, in the event that the executive is terminated without cause and the termination does not occur during a two-year period following a change in control, the executive would be entitled to the following:

•	for Frank C. Sullivan, a lump sum amount equal to his incentive compensation for the preceding fiscal year (if not yet paid) plus three times the sum of: (i) the greater of his annual base salary in effect on the date of termination or the highest base salary in effect at any time during the three years immediately preceding the termination date, and (ii) the highest annual incentive compensation received by Frank C. Sullivan in the five years prior to the termination date. Messrs. Gordon, Moore and Kinser, and Ms. Kastner would be entitled to receive a lump sum amount equal to the executive’s incentive compensation for the preceding fiscal year (if not yet paid), plus the sum of (x) for Mr. Moore, two times, and for Messrs. Gordon and Kinser, and Ms. Kastner, one and one-half times the executive’s annual base salary in effect on the date of termination, and (y) a pro rata portion of the executive’s average incentive compensation for the three most recently completed fiscal years. The pro rata portion is determined by multiplying the average incentive compensation by a fraction, the numerator of which is the number of days in the current fiscal year of the Company that have expired prior to the termination date and the denominator of which is 365;

•	continuation of health and welfare benefits for three years for Frank C. Sullivan, for two years for Mr. Moore, and for
18 months for Messrs. Gordon and Kinser, and Ms. Kastner;

•	estate and financial planning services for a period of six months;

•	a lump sum payment equal to three times, for Frank C. Sullivan, two times, for Mr. Moore, and one and one-half times for Messrs. Gordon and Kinser, and Ms. Kastner, the most recent annual premium or other cost for the executive life insurance coverage in effect on the date of termination (or, if greater, the next scheduled annual premium shown on the then current schedule of coverage);

•	a lump sum amount equal to the cash value of three years for Frank C. Sullivan, two years for Mr. Moore, and 18 months for Messrs. Gordon and Kinser, and Ms. Kastner, of benefits that the executive would have received had he or she continued to participate and receive awards under the Restricted Stock Plan (as determined in accordance with the Company’s past practice); and

•	the lapse of all transfer restrictions and forfeiture provisions on restricted stock awarded under the Restricted Stock Plan and SERP grants under the 2014 Omnibus Plan.

The employment agreements provide that the Company will not be obligated to make the lump sum payments or provide the additional benefits described above unless the executive signs a release and waiver of claims and refrains from revoking, rescinding or otherwise repudiating the release of claims during certain time periods.

Payments upon Involuntary Termination Without Cause or Resignation for Good Reason within Two Years of a Change in Control

Under the terms of each named executive officer’s employment agreement, in the event that the executive is terminated without cause or resigns for good reason within two years following a change in control, the executive would be entitled to the following:

•

for Frank C. Sullivan, a lump sum amount equal to his incentive compensation for the preceding fiscal year (if not yet paid) plus three times the sum of (i) the greater of his annual base salary in effect on the date of termination or the highest base salary in effect at any time during the three years immediately preceding the change in control, and (ii) the highest annual incentive compensation received by Frank C. Sullivan in the five years prior to the change in control. Messrs. Gordon, Moore and Kinser, and Ms. Kastner would be entitled to receive a lump sum amount equal to the executive’s incentive compensation

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EXECUTIVE COMPENSATION (CONTINUED)

for the preceding fiscal year (if not yet paid), plus the sum of (x) for Mr. Moore, three times and for Messrs. Gordon and Kinser, and Ms. Kastner, one and one-half times the executive’s annual base salary in effect on the date of termination, and (y) a pro rata portion of the executive’s average incentive compensation for the three most recently completed fiscal years. The pro rata portion is determined by multiplying the average incentive compensation by a fraction, the numerator of which is the number of days in the current fiscal year of the Company that have expired prior to the termination date and the denominator of which is 365;

•	continuation of health and welfare benefits for a period of three years for Messrs. Frank C. Sullivan and Moore, and for a period of 18 months for Messrs. Gordon and Kinser, and Ms. Kastner;

•	estate and financial planning services for a period of one year for Messrs. Frank C. Sullivan and Moore, and for a period of 6 months for Messrs. Gordon and Kinser, and Ms. Kastner;

•	a lump sum payment equal to, for Messrs. Frank C. Sullivan and Moore, three times and for Messrs. Gordon and Kinser, and Ms. Kastner, one and one-half times the most recent annual premium or other cost for the executive life insurance coverage in effect on the date of termination, grossed up to compensate for the tax impact of the payment (or, if greater, the next scheduled annual premium payment shown on the then-current schedule of coverage);

•	a lump sum amount equal to the cash value of, for Messrs. Frank C. Sullivan and Moore, three years, and for Messrs. Gordon and Kinser, and Ms. Kastner, 18 months of benefits that the executive would have received had he or she continued to participate and received awards under the Restricted Stock Plan (as determined in accordance with the Company’s past practice);

•	the lapse of all transfer restrictions and forfeiture provisions on restricted stock awarded under the Restricted Stock Plan and SERP grants under the 2014 Omnibus Plan;

•	the lapse of transfer restrictions on any awards under the 2014 Omnibus Plan;

•	outplacement assistance for two years following the change in control;

•	For Messrs. Frank C. Sullivan, Moore and Gordon and Ms. Kastner, a lump sum payment, or gross-up, equal to the amount of any excise tax imposed on the executive under Section 4999 of the Internal Revenue Code, or any similar state or local tax law, and any taxes, interest or penalties incurred with respect thereto;

•	interest on certain of the above payments if not made in a timely manner in accordance with the employment agreement or change in control agreement; and

•	up to an amount of $250,000 in legal fees incurred by the executive in each of the two calendar years following termination of employment in the event that, following a change in control, he or she may be caused to institute or defend legal proceedings to enforce his or her rights under the employment agreement or change in control agreement.

The employment agreements provide that the Company will not be obligated to make the lump sum payments or provide the additional benefits described above unless the executive signs a release and waiver of claims and refrains from revoking, rescinding or otherwise repudiating the release of claims during certain time periods. In the table above, we have assumed that the Company timely made all payments and the executive did not incur legal fees.

Restrictive Covenants that Apply During and After Termination of Employment

Pursuant to the terms of the employment agreements, each of our named executive officers is subject to certain restrictive covenants that apply during and after their termination of employment. Each named executive officer is subject to a covenant not to disclose our confidential information during their term of employment with us and at all times thereafter. During their employment with us and for a period of two years thereafter our named executive officers are also subject to covenants not to (i) compete with us (or any of our subsidiaries) or (ii) solicit our employees or customers.

Payments upon a Change in Control Only

Treatment of SARs. Under the terms of the stock appreciation rights agreements under which SARs were granted, in the event of a change in control, the executive will be entitled to immediately exercise all unvested SARs. The amounts set forth in the table for SARs reflect the difference between the closing price of our Common Stock on May 31, 2022, the last business day of fiscal 2022, and the exercise prices for the SARs for which vesting would be accelerated and for which the closing price exceeded the SAR exercise price.

Treatment of PERS Awards. Under the terms of the Performance Earned Restricted Stock (PERS) and escrow agreements under which PERS were granted, in the event of a change in control, the restrictions on unvested PERS will lapse. The amounts set forth in the table for PERS reflect the number of PERS for which vesting would be accelerated

54

EXECUTIVE COMPENSATION (CONTINUED)

multiplied by the closing price of our Common Stock on May 31, 2022, the last business day of fiscal 2022.

Treatment of PSU Awards. Under the terms of the Performance Stock Units (PSUs) and escrow agreements under which PSUs were granted, in the event of a change in control, the restrictions on unvested PSUs will lapse. The amounts set forth in the table for PSUs reflect the number of PSUs for which vesting would be accelerated multiplied by the closing price of our Common Stock on May 31, 2022, the last business day of fiscal 2022.

Treatment of SERP Restricted Stock. Under the terms of the 2007 Restricted Stock Plan, the 1997 Restricted Stock Plan and SERP grants under the 2014 Omnibus Plan, in the event of a change in control, the restrictions on SERP restricted stock will lapse. The amounts set forth in the table for restricted stock reflect the number of shares of restricted stock for which vesting would be accelerated multiplied by the closing price of our Common Stock on May 31, 2022, the last business day of fiscal 2022.

Excise Taxes. For Messrs. Frank C. Sullivan, Moore and Gordon and Ms. Kastner, their employment agreements provide that to the extent that any payment or distribution by the Company for the benefit of the executive would be subject to any excise tax imposed on the executive under Section 4999 of the Internal Revenue Code, the executive will be entitled to a lump sum payment, or gross-up, equal to the amount of any excise tax imposed on the executive under Section 4999 of the Internal Revenue Code, or any similar state or local tax law, and any taxes, interest or penalties incurred with respect thereto. For Mr. Kinser, his employment agreement provides a “best-net alternative” provision, under which the executive would receive the greater of the total payments pursuant to the agreement, after taxes (including the excise tax) have been paid, or reduced payments pursuant to the agreement equal to the highest amount that may be paid without triggering the excise tax under Section 280G.

55

DIRECTOR COMPENSATION

Director Compensation for Fiscal 2022

The following table sets forth information regarding the compensation of our non-employee Directors for fiscal 2022. Frank C. Sullivan, our Chairman and Chief Executive Officer, does not receive any additional compensation for his service as a Director. Gen. Pawlikowski is not included in the following table because she was not a Director during fiscal 2022.

Name (a)	Fees Earned or Paid in Cash ($)(1) (b)	Stock Awards ($)(2) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)		Total ($) (h)
Kirkland B. Andrews	100,000	146,754	0	0	0	0		246,754
John M. Ballbach	100,000	146,754	0	0	0	0		246,754
Bruce A. Carbonari	130,000	146,754	0	0	0	0		276,754
David A. Daberko	120,000	146,754	0	0	0	2,500	(3)	269,254
Jenniffer D. Deckard	100,000	146,754	0	0	0	0		246,754
Salvatore D. Fazzolari	120,000	146,754	0	0	0	2,500	(3)	269,254
Julie A. Lagacy	100,000	146,754	0	0	0	0		246,754
Robert A. Livingston	100,000	146,754	0	0	0	0		246,754
Frederick R. Nance	115,000	146,754	0	0	0	0		261,754
William B. Summers, Jr.	100,000	146,754	0	0	0	0		246,754
Elizabeth F. Whited(4)	75,000	0	0	0	0	0		75,000

(1)

Cash fees include fees for attending Board and Committee meetings in fiscal 2022 as well as the quarterly retainer amount for serving on the Board of Directors and as the chair for a committee during fiscal 2022.

(2)	The amounts set forth in this column reflect the fair market value of shares of restricted stock granted during fiscal 2022 under the 2014 Omnibus Plan.

The unvested number of shares of restricted stock held by Directors under the 2003 Restricted Stock Plan for Directors at May 31, 2022 was as follows: Mr. Andrews (5,600), Mr. Ballbach (5,600), Mr. Carbonari (5,600), Mr. Daberko (5,600), Ms. Deckard (5,600), Mr. Fazzolari (5,600), Ms. Lagacy (5,600), Mr. Livingston (5,600), Mr. Nance (5,600), and Mr. Summers (5,600). Dividends are paid on shares of restricted stock at the same rate as paid on our Common Stock that is not restricted. On October 29, 2021, shares of restricted stock awarded in 2018 vested and were delivered to the Directors.

(3)

These amounts represent the dollar value that RPM matches of the Director’s charitable contributions made in accordance with our employee charitable contributions matching program. RPM matches a Director’s charitable contributions by up to $2,500 per year under this program, which is also available to RPM International Inc. employees. These amounts are not taxable to the Directors.

(4)	Ms. Whited was appointed to the Board of Directors on October 22, 2021.

56

DIRECTOR COMPENSATION (CONTINUED)

For fiscal 2022, Directors who are not employees of or consultants to the Company received a quarterly fee of $25,000. In addition, the Chair of the Governance and Nominating Committee received a quarterly fee of $3,750, and the each of the Audit Committee Chair and the Compensation Committee Chair received a quarterly fee of $5,000. The Lead Director also received a total quarterly retainer of $7,500, representing the sum of any Committee Chair fee plus a Lead Director fee. With respect to equity compensation, Directors (other than Frank C. Sullivan) received grants of a number of shares of restricted stock in an amount approximately equal to $140,000.

For fiscal 2023, Directors who are not employees of or consultants to the Company will receive a quarterly fee of $25,000. In addition, each of the Audit Committee Chair, the Compensation Committee Chair and the Governance and Nominating Committee Chair will receive a quarterly fee of $5,000. The Lead Director also will receive a total quarterly retainer of $8,750, representing the sum of any Committee Chair fee plus a Lead Director fee. With respect to equity compensation, Directors (other than Frank C. Sullivan) will be granted a number of shares of restricted stock in an amount approximately equal to $165,000.

In July 2012, the Company adopted minimum stock ownership guidelines for its executive officers and Directors under which each Director who had served on the Board of Directors for at least five years was expected to own Common Stock with a value of at least four times the annual cash retainer for Directors. In July 2014, the Company increased the minimum stock ownership guidelines for its Directors from four times to five times the annual cash retainer for Directors. Directors are expected to achieve targets within five years of the date of such Director’s initial appointment as a Director. Each of the Company’s Directors meets the minimum stock ownership guidelines or is within the grace period provided by the stock ownership guidelines to achieve compliance.

Under the Company’s stock ownership guidelines for Directors, each Director who has served on the Board of Directors for at least five years is expected to own Common Stock with a value of at least five times the annual cash retainer for Directors.

57

RELATED PERSON TRANSACTIONS

The Related Person Transaction Policy of the Board of Directors ensures that the Company’s transactions with certain persons are not inconsistent with the best interests of the Company. A “Related Person Transaction” is a transaction with the Company in an amount exceeding $120,000 in which a Related Person has a direct or indirect material interest. A Related Person includes the executive officers, Directors and 5% stockholders of the Company, and any immediate family member of such a person. Under the Related Person Transaction Policy, Company management screens for any potential Related Person Transactions, primarily through the annual circulation of a Questionnaire to each member of the Board of Directors and each officer of the Company that is a reporting person under Section 16 of the Exchange Act. If Company management identifies a Related Person Transaction, such transaction is brought to the attention of the Audit Committee for its approval, ratification, revision, or rejection in consideration of all of the relevant facts and circumstances.

Thomas C. Sullivan, Jr., the brother of Frank C. Sullivan, is Vice President – Corporate Development for the Company and earned $510,000 in salary and bonus in fiscal 2022. His compensation is commensurate with his peers. He has also received equity awards in the past. Thomas C. Sullivan, Jr. has been employed by the Company or its subsidiaries for more than 35 years. He started as a Roofing Technician and

Regional Sales Manager at Republic Powdered Metals from 1987 to 1993. He then served as International Sales Manager and Vice President of Sales for Consolidated Coatings Corporation from 1993 to 1995. He then served as Deputy Managing Director for ESPAN Corporation PTE LTD, and Deputy Managing Director for RPM Asia PTE LTD from 1995 to 2008. From 1998 to 2002, he served as Vice President – International, and Vice President – Corporate Development for Tremco Incorporated. In 2002, he was promoted to Director of Corporate Development, and moved to the Company’s headquarters in Medina, Ohio. In 2007, he was elected as Vice President – Corporate Development and an officer of the Company, the positions that he currently holds. Prior to joining the Company, Thomas C. Sullivan, Jr. worked as a wholesaler marketing representative for Armstrong World Industries, based in Lancaster, Pennsylvania and Chicago, Illinois.

Frank C. Sullivan III, the son of Frank C. Sullivan, is President – Specialty Coatings Group (a division of the Company’s Specialty Products Group) and earned $306,250 in salary and annual bonus in fiscal 2022. His compensation is commensurate with his peers. Frank C. Sullivan III has been employed by the Company’s subsidiaries since 2015, including at the Performance Coatings Group. He has completed an Executive MBA program, and prior to joining the Company, he worked at The Cohen Group.

58

FORWARD-LOOKING STATEMENTS

Some of the amounts set forth in this Proxy Statement in the disclosure regarding executive and director compensation are “forward-looking statements” within the meaning of the federal securities laws. These amounts include estimates of future amounts payable under awards, plans and agreements or the present value of such future amounts, as well as the estimated value at May 31, 2022 of awards, the vesting of which will depend on performance over future periods. Estimating future payments of this nature is necessarily subject to contingencies and uncertainties, many of which are difficult to predict. In order to estimate amounts that may be paid in the future, we had to make assumptions as to a number of variables, which may, and in many cases will, differ from future actual conditions. These variables include the price of our Common Stock, the date of termination of employment, applicable tax rates and other assumptions. In estimating the year-end values of unvested awards, we were required to make certain assumptions about the extent to which the performance or other conditions will be satisfied and, accordingly, the rate at which those awards will ultimately vest and/or payout. Accordingly, amounts and awards paid out in future periods may vary from the related estimates and values set forth in this Proxy Statement.

59

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information concerning shares of Common Stock authorized or available for issuance under the Company’s equity compensation plans as of May 31, 2022.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted- average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)(1)
Equity compensation plans approved by stockholders	0	(2)	$0.00	4,340,291
Equity compensation plans not approved by stockholders(3)	—		—	—
Total	0		$0.00	4,340,291

(1)	All shares available for future issuance under the 2014 Omnibus Plan, of which 1,820,291 shares may be subject to full value awards such as restricted stock.

(2)

At May 31, 2022, 2,300,000 SARs were outstanding at a weighted-average grant price of $63.16. The number of shares to be issued upon exercise will be determined at vesting based on the difference between the grant price and the market price at the date of exercise. No such shares have been included in this total.

(3)	The Company does not maintain equity compensation plans that have not been approved by its stockholders.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires the Company’s officers and Directors and persons who own 10% or more of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Commission. Officers, Directors and 10% or greater stockholders are required by Commission regulations to furnish the Company with copies of all Forms 3, 4 and 5 they file.

Based solely on the Company’s review of the copies of such forms it has received, the Company believes that all of its officers and Directors complied with all filing requirements applicable to them with respect to transactions during the fiscal year ended May 31, 2022, except for (i) Mr. Andrews’ Statement of Changes in Beneficial Ownership of Securities on Form 4 relating to an October 6, 2021 grant of shares of Common Stock, which was filed one business day late due to an administrative error, and (ii) Mr. Kinser’s Initial Statement of Beneficial Ownership of Securities on Form 3, which was filed one business day late due to a delay in obtaining Mr. Kinser’s filing credentials from the Commission.

60

PROPOSAL THREE

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has reappointed Deloitte & Touche LLP as our independent registered public accounting firm to audit our financial statements for the current year. The Board of Directors recommends ratification of the Audit Committee’s appointment of Deloitte & Touche LLP.

The selection of Deloitte & Touche LLP as our independent registered public accounting firm is not required to be submitted to a vote of our stockholders for ratification. The Sarbanes-Oxley Act of 2002 requires that the Audit Committee be directly responsible for the appointment, compensation and oversight of our independent auditors. If our stockholders fail to vote on an advisory basis in favor of the selection, the Audit Committee will reconsider whether to retain Deloitte & Touche LLP, and may retain that firm or another firm without re-submitting the matter to our stockholders. Even if our stockholders ratify the appointment, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and the interests of our stockholders. The affirmative vote of a majority of the shares voting on this proposal is required for ratification.

A representative of Deloitte & Touche LLP is expected to be present during the Annual Meeting. The representative will be given an opportunity to make a statement if desired and will be available to respond to stockholder questions.

Our Board of Directors unanimously recommends a vote FOR Proposal Three to ratify the Audit Committee’s appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2023.

The decision to engage Deloitte & Touche LLP was made by the Audit Committee.

Independent Registered Public Accounting Firm Services and Related Fee Arrangements

During the fiscal years ended May 31, 2022 and 2021, various audit services and non-audit services were provided to the Company by Deloitte & Touche LLP. Set forth below are the aggregate fees billed for these services, all of which were pre-approved by the Audit Committee, for the last two fiscal years:

	May 31,

	2022	2021
Audit Fees	$6,656,067	$6,433,971
Audit-Related Fees	145,000	80,070
Tax Services	851,667	151,393
All Other Fees	-	-
Total Fees	$7,653,534	$6,665,434

Audit Fees: The aggregate fees billed for professional services rendered for the audit of the Company’s financial statements and various statutory audits around the world for the fiscal years ended May 31, 2022 and 2021 and for the reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q for the fiscal years ended May 31, 2022 and 2021 were $6,656,067 and $6,433,971, respectively.

Audit-Related Fees: The aggregate fees relating primarily to the Company’s sale of senior notes and audit-related services for the Company and its subsidiaries, billed by Deloitte & Touche LLP were $145,000 and $80,070 for the fiscal years ended May 31, 2022 and 2021, respectively.

Tax Fees: The aggregate fees relating to tax compliance, advice and planning billed by Deloitte & Touche LLP were $851,667 and $151,393 for the fiscal years ended May 31, 2022 and 2021, respectively.

All Other Fees: No other fees were billed by Deloitte & Touche LLP for the fiscal years ended May 31, 2022 and 2021.

61

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, and the performance of the Company’s internal audit function and independent registered public accounting firm. The Audit Committee’s activities are governed by a written charter adopted by the Board of Directors. Among other responsibilities specified in the charter, the Audit Committee has the sole authority to appoint, retain and where appropriate, terminate, the Company’s independent registered public accounting firm. The Audit Committee is also directly responsible for, among other things, the evaluation, compensation and oversight of the work of the Company’s independent registered public accounting firm for the purpose of preparing or issuing an audit report or related work. In addition, the Audit Committee must pre-approve all audit and permitted non-audit services performed by the Company’s independent registered public accounting firm. It is not the duty of the Audit Committee to plan or conduct audits or determine that the Company’s financial statements and disclosures are complete and accurate and in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent registered public accounting firm.

In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited financial statements contained in the 2022 Annual Report on Form 10-K with the Company’s management and Deloitte & Touche LLP, the independent registered public accounting firm for fiscal 2022.

The Audit Committee discussed with Deloitte & Touche LLP the matters required to be discussed as set forth by the Public Company Accounting Oversight Board (“PCAOB”). In addition, the Audit Committee has discussed with Deloitte & Touche LLP the auditor’s independence from the Company and its management, including the matters in the written disclosures and the letter from Deloitte & Touche LLP pursuant to the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee regarding independence, which the Company has received.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board of Directors has approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2022, for filing with the Securities and Exchange Commission.

The Audit Committee has determined that the rendering of the non-audit services by Deloitte & Touche LLP was compatible with maintaining the auditor’s independence.

As described above under the heading “Proposal Three – Ratification of Appointment of Independent Registered Public Accounting Firm,” the Audit Committee has appointed Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal 2023 and is seeking ratification of the appointment at the Annual Meeting.

Submitted by the Audit Committee of the Board of Directors as of July 18, 2022.

Salvatore D. Fazzolari, Chairman

Kirkland B. Andrews

Jenniffer D. Deckard

Julie A. Lagacy

62

STOCKHOLDER PROPOSALS FOR 2023 ANNUAL MEETING

Any stockholder proposal intended to be presented at the 2023 Annual Meeting of Stockholders (the “2023 Annual Meeting”) must be received by the Company’s Secretary at its principal executive offices no later than April 26, 2023 for inclusion in the Board of Directors’ Proxy Statement and form of Proxy relating to the 2023 Annual Meeting. Each proposal submitted must be accompanied by the name and address of the stockholder submitting the proposal and the number of shares of Common Stock owned. If the proponent is not a stockholder of record, proof of beneficial ownership also must be submitted. All proposals must be a proper subject for action and comply with the Proxy Rules of the Commission.

In addition, in accordance with the By-Laws, if a stockholder intends to present a proposal (including with respect to Director nominations) at the 2023 Annual Meeting without the inclusion of that proposal in the Company’s proxy materials for the 2023 Annual Meeting, that stockholder must deliver the proposal, along with all information relating to the proposal required by the By-Laws, to the Company’s Secretary so that it is received no earlier than the close of business on June 8, 2023 and no later than the close of business on July 8, 2023. If not submitted within this timeframe and containing the required information in accordance with the By-Laws, the notice would be considered untimely.

If, however, the date of the 2023 Annual Meeting is more than 30 days before or more than 60 days after the first anniversary of this year’s Annual Meeting, notice by the stockholder to be timely must be delivered no earlier than the close of business on the 120th day prior to the date of the 2023 Annual Meeting and no later than the close of business on the later of the 90th day prior to the date of the 2023 Annual Meeting or, if the first public announcement of the date of the 2023 Annual Meeting is less than 100 days prior to the date of the 2023 Annual Meeting, the 10th day following the day on which public announcement of the date of the 2023 Annual Meeting is first made by the Company.

63

OTHER MATTERS

The Board of Directors is not aware of any matter to come before the Annual Meeting other than the election of Directors and those other matters mentioned in the accompanying Notice. However, if other matters shall properly come before the Annual Meeting, it is the intention of the persons named in the accompanying Proxy to vote in accordance with their best judgment on such matters.

Upon the receipt of a written request from any stockholder entitled to vote at the forthcoming Annual Meeting, the Company will mail, at no charge to the stockholder, a copy of the Company’s Annual Report on Form 10-K, including the financial statements and schedules required to be filed with the Commission pursuant to Rule 13a-1 under the Exchange Act for the Company’s most recent fiscal year. Requests from beneficial owners of the Company’s voting securities must set forth a good-faith representation that as of the record date for the Annual Meeting, the person making the request was the beneficial owner of securities entitled to vote at such Annual Meeting. Written requests for the Annual Report on Form 10-K should be directed to:

Secretary

RPM International Inc.

2628 Pearl Road

Medina, Ohio 44258

IT IS IMPORTANT THAT PROXIES BE SUBMITTED PROMPTLY. EVEN IF YOU PLAN TO PARTICIPATE IN THE ANNUAL MEETING VIA THE LIVE WEBCAST, YOU ARE ENCOURAGED TO VOTE ELECTRONICALLY VIA THE INTERNET IN ADVANCE OF THE ANNUAL MEETING IN ACCORDANCE WITH THE INSTRUCTIONS ON YOUR PROXY CARD. ALTERNATIVELY, PLEASE FILL IN, DATE, SIGN AND RETURN YOUR PROXY CARD PROMPTLY.

By Order of the Board of Directors.

Edward W. Moore

Secretary

August 24, 2022

64

RPM INTERNATIONAL INC.

C/O EQ + AST BECOMING EQ

6201 15TH AVENUE

BROOKLYN, NY 11219

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on October 5, 2022 for shares held directly and by 11:59 p.m. Eastern Time on October 3, 2022 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/RPM2022

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on October 5, 2022 for shares held directly and by 11:59 p.m. Eastern Time on October 3, 2022 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D89569-P78819-Z83254                    KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

RPM INTERNATIONAL INC.	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
THE RPM BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE FOLLOWING NOMINEES:
1. ELECTION OF DIRECTORS

01) Kirkland B. Andrews 03) Frank C. Sullivan
02) Ellen M. Pawlikowski 04) Elizabeth F. Whited

THE RPM BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR PROPOSALS 2 AND 3.	For	Against	Abstain

2. Approve the Company’s executive compensation.

3. Ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm.

Note: If any other matters properly come before the Annual Meeting or any adjournment thereof, the Proxy holders will vote the shares represented by this Proxy in their discretion.

Note:	Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

IMPORTANT NOTICE The 2022 RPM International Inc. Annual Meeting of Stockholders will be in a virtual meeting format only, via live webcast.	VIRTUAL ANNUAL MEETING DETAILS
There will be no physical location at which stockholders may attend the meeting.	WHEN	Thursday, October 6, 2022, at 2:00 p.m., Eastern Daylight Time
	WHO	Stockholders at the close of business on the record date of August 12, 2022

	WHERE	Via live internet webcast at www.virtualshareholdermeeting.com/RPM2022
	PARTICIPATION	Stockholders will need their unique control number, provided on their proxy card, to vote and submit questions during the live webcast
	REPLAY	Available until October 5, 2023 at www.virtualshareholdermeeting.com/RPM2022
	QUESTIONS?	Call Innisfree M&A Incorporated at (877) 750-2689 (Toll Free)

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

— — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — —   — — — —

D89570-P78819-Z83254

RPM INTERNATIONAL INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

AND WILL BE VOTED IN ACCORDANCE WITH THE DIRECTIONS ON THE REVERSE SIDE.

The undersigned hereby appoints RUSSELL L. GORDON and JANEEN B. KASTNER, and each of them, as Proxy holders, with full power of substitution, to vote as designated on the reverse side all the shares of Common Stock of RPM International Inc., which the undersigned shall be entitled to vote at the Annual Meeting of Stockholders of the Company to be held virtually on Thursday, October 6, 2022 at 2:00 P.M. EDT, via live webcast at www.virtualshareholdermeeting.com/RPM2022, and at any adjournment or postponement thereof, hereby revoking any and all proxies heretofore given.

IF A SIGNED PROXY CARD IS RETURNED WITH NO DIRECTIONS GIVEN ON THE REVERSE SIDE, SAID SHARES OF COMMON STOCK WILL BE VOTED “FOR” THE ELECTION OF THE FOUR DIRECTORS NOMINATED BY THE BOARD OF DIRECTORS, “FOR” PROPOSAL TWO AND “FOR” PROPOSAL THREE.

SPECIAL INSTRUCTIONS FOR

PARTICIPANTS IN THE RPM INTERNATIONAL INC. 401(k) TRUST AND PLAN

AND/OR THE RPM INTERNATIONAL INC. UNION 401(k) TRUST AND PLAN

This Proxy Card also instructs Fidelity Management Trust Company, as Trustee of the RPM International Inc. 401(k) Trust and Plan and/or the RPM International Inc. Union 401(k) Trust and Plan (collectively and individually, the “Plan”), to vote in person or by Proxy at the Annual Meeting of Stockholders, all the shares of Common Stock of RPM International Inc. credited to the account of the undersigned under the Plan in the manner appointed on the reverse side hereof.

In addition, the undersigned directs Fidelity Management Trust Company, as Trustee of the Plan, to vote in person or by Proxy at the Annual Meeting of Stockholders a portion of the shares of Common Stock of RPM International Inc. held in the Plan for which no instructions are given, in the manner designated by the undersigned on the reverse side hereof. The portion of such unvoted shares subject to the undersigned’s direction shall be the total number of unvoted shares under the Plan multiplied by a fraction equal to the shares for which voting directions were given by the undersigned, divided by the total number of shares of all participants in the Plan for which voting directions were given. AS A RESULT, IF YOU ARE A PARTICIPANT IN THE PLAN AND YOU DO NOT VOTE THE SHARES, THE SHARES WILL BE VOTED IN THE SAME MANNER AND PROPORTION AS THOSE SHARES HELD BY PARTICIPANTS IN THE PLAN WHO VOTE THEIR SHARES.

PLEASE DATE, SIGN AND RETURN PROMPTLY IN THE ACCOMPANYING ENVELOPE.